UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party Other Than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FirstCash Holdings, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

To the Stockholders of FirstCash Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Wednesday, June 12, 2024.

The purpose of the meeting is (i) to elect a class of directors to serve a three-year term beginning in 2024, (ii) to vote on the ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2024, (iii) to vote on a non-binding resolution to approve the compensation of the Company’s named executive officers and (iv) to transact such other business as may properly come before the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while lowering the costs and reducing the environmental impact of our Annual Meeting. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials which tells you how to access the materials on the internet.

Whether or not you plan to attend the Annual Meeting, please vote by internet or telephone at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card.

We hope that you will be able to join us at the FirstCash Holdings, Inc. Annual Meeting on June 12.

Very truly yours,

Rick L. Wessel
Vice-Chairman of the Board and Chief Executive Officer

Fort Worth, Texas
April 26, 2024

FirstCash Holdings, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2024

The Annual Meeting (the “Annual Meeting”) of Stockholders of FirstCash Holdings, Inc. (the “Company”) will be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Wednesday, June 12, 2024.

The Annual Meeting is called for the following purposes:

1.	To elect Messrs. Rick L. Wessel, James H. Graves and Douglas R. Rippel as directors of the Company for a three-year term beginning in 2024;

2.	To ratify the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2024;

3.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 22, 2024 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on June 12, 2024:

The Proxy Statement and the 2023 Annual Report to Stockholders are available at the Company’s website and can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com).

PLEASE USE INTERNET OR TELEPHONE VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES AT THE ANNUAL MEETING.

By Order of the Board of Directors,

R. Douglas Orr
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Fort Worth, Texas
April 26, 2024

FirstCash Holdings, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board” or “Board of Directors”) of FirstCash Holdings, Inc., a Delaware corporation (“FirstCash” or the “Company”), for use at the 2024 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT, on Wednesday, June 12, 2024, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2023 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 26, 2024, and the Company is mailing a copy of a Notice of Internet Availability to all other stockholders on or about April 26, 2024.

The close of business on April 22, 2024 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 45,473,298 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted as present for the purposes of determining the presence of a quorum.

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares by providing them with voting instructions.

If you do not provide voting instructions to your broker, bank or other nominee, the voting of your shares by the bank, broker or other nominee is governed by the rules of the Nasdaq Global Select Market (“Nasdaq”). These rules allow banks, brokers and other nominees to vote shares in their discretion on “routine” matters for which the “beneficial holder” does not provide voting instructions. On matters considered “non-routine,” banks, brokers and other nominees may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

If you do not instruct your bank, brokerage firm or other nominee in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank, brokerage firm or other nominee cannot vote your shares on the following proposals: “Proposal 1 - Election of Directors” or “Proposal 3 - Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Proposal 1 — Election of Directors. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the election of directors under Proposal 1, as set forth in the Notice. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved. The election of directors is also subject to the Company’s Director Election (Majority Voting) Policy, which is described below in the “Corporate Governance, Board Matters and Director Compensation” section of this Proxy Statement.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of the Company’s independent public accountants under Proposal 2, as set forth in the Notice. Since this proposal is considered a routine matter, brokers will be permitted to vote shares without instruction as to this proposal, and there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as votes against Proposal 2.

Proposal 3 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote are voted in favor of the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved. Abstentions will have the same effect as votes against Proposal 3.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the internet or by telephone. The proxy card the Company mails will instruct you on how to vote over the internet or by telephone. If you hold your shares in an account through a broker, bank or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker, bank or nominee provides to you or as your broker or bank nominee otherwise instructs.

Attendance at the Annual Meeting will be limited to stockholders of the Company (or their authorized representatives) as of the record date. If you wish to attend the Annual Meeting in person, you will need to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee in “street name” will need to bring proof of beneficial ownership as of the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.

All shares represented by properly-executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as follows: (i) TO ELECT MESSRS. RICK L. WESSEL, JAMES H. GRAVES AND DOUGLAS R. RIPPEL AS DIRECTORS; (ii) TO RATIFY THE SELECTION OF RSM US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2024; AND (iii) TO APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, the Company is unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (i) by the execution and submission of a revised proxy, (ii) by written notice to the Corporate Secretary of the Company or (iii) by voting in person at the Annual Meeting.

The Company’s primary corporate website is www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com). The Annual Report on Form 10-K, covering the Company’s year ended December 31, 2023, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102. Upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits, the Company will provide exhibits to its Annual Report on Form 10-K.

PROPOSAL 1

ELECTION OF DIRECTORS

The bylaws of the Company (the “bylaws”) provide that the Board of Directors will determine the number of directors but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly-created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed herein. Although the Board of Directors does not contemplate that the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Board of Directors currently consists of nine directors, six of whom are independent, as follows:

Name	Age	Principal Occupation	Independence Status
Daniel R. Feehan	73	Chairman of the Board, FirstCash Holdings, Inc.	Employee
Rick L. Wessel	65	Vice-Chairman of the Board and CEO, FirstCash Holdings, Inc.	Employee
Mikel D. Faulkner	74	Former Executive Chairman, Nautilus Marine Services PLC	Lead Independent Director
Daniel E. Berce	70	President and CEO, General Motors Financial Company, Inc.	Independent Director
Marthea Davis	45	Independent Corporate Communications Advisor	Independent Director
Paula K. Garrett	63	Former Vice-President of Finance, Operations and Information System Technology for the Latin America Region, Mary Kay, Inc.	Independent Director
James H. Graves	75	Managing Director and Partner, Erwin, Graves & Associates, LP	Independent Director
Randel G. Owen	65	Former President and CEO, Global Medical Response	Independent Director
Douglas R. Rippel	57	Former owner and CEO of American First Finance	Director

Biographical information for the directors is as follows:

Daniel R. Feehan has served as chairman of the Board of Directors of FirstCash since the Company’s 2016 merger (the “Merger”) with Cash America International, Inc. (“Cash America”). Previously, Mr. Feehan served as a director and executive chairman of Cash America from November 1, 2015 until the Merger. Mr. Feehan served as the chief executive officer of Cash America from February 2000 to November 2015. Prior to that, Mr. Feehan served in other executive management roles at Cash America, including president and chief operating officer and chief financial officer, the first of which roles began in 1990. Mr. Feehan also currently serves as chairman of the board of AZZ Inc. (NYSE: AZZ), a provider of galvanizing and coil coating solutions. Mr. Feehan serves as a director of Enova International, Inc. (NYSE: ENVA), an online lending company that was spun off from Cash America in 2014. In addition, Mr. Feehan serves as a director of a number of private companies and charitable organizations, including the Lena Pope Home and One Safe Place. In December 2019, Texas Governor Greg Abbott appointed Mr. Feehan to the Board of Regents of the University of North Texas System. Mr. Feehan received a Bachelor of Business Administration degree in Accounting from Texas A&M University and has been recognized as a Distinguished Alumnus of that institution.

Rick L. Wessel has served as vice-chairman of the Board of Directors of the Company since September 2016, as chief executive officer since November 2006 and has been a director since November 1992. Mr. Wessel previously served as president from May 1998 to September 2016, chairman of the Board of Directors from October 2010 to September 2016, vice-chairman of the Board of Directors from November 2004 to October 2010, secretary and treasurer of the Company from May 1992 to November 2006 and chief financial officer of the Company from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

Mikel D. Faulkner was appointed to the Board of Directors in 2009 and has served as the lead independent director since October 2017. From February 2017 to February 2019, Mr. Faulkner served as executive chairman of the board of directors of Nautilus Marine Services PLC, an investment company focused on the global offshore services industry and quoted on the London Stock Exchange (AIM). From 2002 to February 2017, Mr. Faulkner served as executive chairman of the board of directors of Global Energy Development PLC, an international oil and gas exploration company, quoted on the London Stock Exchange (AIM). Mr. Faulkner served as chief executive officer of HKN, Inc. (ASE: HKNI) from 1982 to 2017, chairman of HKN, Inc. from 1991 to 2003 and president and chief executive officer of HKN, Inc. from 2003 to 2017. HKN, Inc., formerly Harken Energy Corporation (NYSE), was an independent energy company.

Daniel E. Berce has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director from 2006 to 2016. Mr. Berce has been president and chief executive officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s chief executive officer from August 2005 to October 2010, president from April 2003 to October 2010 and vice-chairman and chief financial officer from November 1996 until April 2003. Mr. Berce served as a director at AmeriCredit Corp. from November 1990 to October 2010. Mr. Berce currently serves as a director at AZZ Inc. (NYSE: AZZ), a provider of galvanizing and coil coating solutions.

Marthea Davis was elected to the Board of Directors in June 2022. Ms. Davis is an independent corporate communications advisor. She was a director at TrailRunner International from 2020 to 2024 and a strategic communications director at EnerGeo Alliance from 2019 to 2020. Ms. Davis managed corporate communications for Houston First Corporation from 2017 to 2019, overseeing key convention, arts and entertainment venues in Houston, TX. Earlier in her career, she held various roles in communications and public relations across diverse sectors, including civil rights, cryptocurrency, education, legal and energy. A graduate of Howard University, Ms. Davis brings over 20 years of experience in public relations, strategic communications, government affairs and crisis management.

Paula K. Garrett was appointed to the Board of Directors in January 2021. From 2005 until her retirement in 2023, Ms. Garrett served as the vice president of finance, operations and information system technology for the Latin America region of Mary Kay, Inc. (“Mary Kay”), a multibillion-dollar direct selling beauty company. In this role, she led the financial, operational, technology and other market development functions for all of Mary Kay’s Latin America markets, including Mexico, Brazil, Argentina, Uruguay, Colombia and Peru. From 1999 to 2004, Ms. Garrett held roles at Mary Kay as region controller, Latin America and internal audit project manager. Ms. Garrett’s employment experience also includes service as internal audit manager of Oryx Energy Company from 1998 to 1999 and experience in a progression of accounting and internal audit positions from 1984 to 1998.

James H. Graves has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director from 1996 to 2016. Mr. Graves has served as managing director and partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Prior to that, Mr. Graves held various positions, including chief operating officer, with J.C. Bradford & Company, a Nashville-based securities firm. Mr. Graves also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves previously served as a director at Hallmark Financial Services, Inc., a publicly traded insurance company, serving from 1995 to June 2022, as a director of Atlantic Capital Bancshares, Inc., a publicly traded bank holding company, serving from 2017 to March 2022, and as a director of Tristate Capital Holdings, Inc., a publicly traded bank holding company, serving from 2011 through July 2015. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company.

Randel G. Owen was appointed to the Board of Directors in 2009. From March 2018 to December 2022, Mr. Owen served as president and chief executive officer of Global Medical Response, an industry-leading air, ground, specialty and residential fire services and managed medical transportation organization. From July 1999 to March 2018, Mr. Owen held roles as president of ambulatory services, chief financial officer and executive vice president of Envision Healthcare Corporation, a large, publicly-held healthcare company and national emergency services provider business, and its predecessor companies including American Medical Response (“AMR”) and EmCare Holdings Inc. (“EmCare”). Mr. Owen was appointed executive vice president and chief financial officer of AMR in March 2003. Mr. Owen joined EmCare in July 1999 and served as executive vice president and chief financial officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was vice president of Group Financial Operations for PhyCor, Inc. from 1995 to 1999. Mr. Owen has more than 35 years of experience in the healthcare industry.

Douglas R. Rippel was appointed to the Board of Directors in December of 2021. Mr. Rippel is the founder of American First Finance (“AFF”) and served as its chief executive officer from 2013 to February 2021 and its executive chairman from 2013 until AFF was acquired by FirstCash in 2021. Mr. Rippel previously served as chief executive officer of CURO Holding Corp (OTC: CURO) from 1997 to 2012 and was chairman of the board of directors from 2008 to 2012 and then executive chairman of the board of directors from 2012 to January 2022.

There are no family relationships among any directors or executive officers.

Director Terms

The directors are divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serve until the earlier of (i) their death, resignation, retirement, removal or disqualification, or (ii) until their successor is elected and qualified. The directors standing for election at the Annual Meeting are Messrs. Rick L. Wessel, James H. Graves and Douglas R. Rippel. Mr. Daniel R. Feehan, Ms. Marthea Davis and Ms. Paula K. Garrett will next stand for election in 2025. Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen will stand for election in 2026.

Required Vote

Proxies will be voted for the election of Messrs. Rick L. Wessel, James H. Graves and Douglas R. Rippel as directors of the Company unless otherwise specified in the proxy. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be necessary to elect the nominees as directors. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a majority voting policy for non-contested director elections, which is described below in the “Corporate Governance, Board Matters and Director Compensation” section.

Recommendation of the Board of Directors

Based on the respective nominees’ experience, the Nominating and Corporate Governance Committee of the Board of Directors and the entire Board of Directors unanimously recommend a vote “FOR” the election of Messrs. Rick L. Wessel, James H. Graves and Douglas R. Rippel as directors of the Company.

CORPORATE GOVERNANCE, BOARD MATTERS AND DIRECTOR COMPENSATION

Board of Directors, Committees and Meetings

The Board of Directors held four meetings during the year ended December 31, 2023 and acted one time by written consent. Each director attended, either virtually or in person, at least 75% of the meetings of the Board of Directors during their respective terms. Members of the Board of Directors are encouraged to attend the Company’s Annual Meeting; however, attendance is not mandatory. No members of the Board of Directors attended last year’s Annual Meeting. In addition, the independent directors of the Company meet separately in executive sessions after regularly-scheduled meetings of the Board of Directors and more frequently as deemed appropriate by the independent directors.

During 2023, each committee member attended, either virtually or in person, at least 75% of the meetings of their respective committees. During 2023, the Audit Committee held four meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee held one meeting.

During 2023, and as of today, the committees are composed as follows:

Independent Director	Audit	Compensation	Nominating and Corporate Governance
Mikel D. Faulkner (Lead Independent Director)		●	●
Daniel E. Berce	Chair	●
Marthea Davis			●
Paula K. Garrett	●
James H. Graves		Chair	●
Randel G. Owen	●		Chair

Board Committees

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit and regulatory compliance functions and its cybersecurity program. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has adopted a charter for the Audit Committee, which is available to stockholders as described below and is reviewed annually.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval of the CEO’s compensation. The Compensation Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves grants and awards under the Company’s equity-based plans, incentive compensation plans and tax-qualified employee benefit plans, and approves severance and other termination payments to executive officers.

The Board of Directors has adopted a charter for the Compensation Committee, which is available to stockholders as described below and is reviewed annually. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is available to stockholders as described below and is reviewed annually.

The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq, the Securities and Exchange Commission (“SEC”) rules and the Company’s Corporate Governance Guidelines. Each of the Company’s committee charters is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102.

Directors’ Compensation

The Board of Directors reviews director compensation on a periodic basis. Such reviews include collecting and analyzing benchmarking information from compensation advisory firms regarding the amount and structure of the Company’s director compensation as compared to its peers. The Board of Directors determined the compensation for non-employee directors for 2023 would be structured as follows:
•Annual cash compensation of $100,000, paid in quarterly installments of $25,000;
•A grant of 1,503 restricted stock awards valued at $138,547 on the date of grant, February 1, 2023, which fully vested on December 31, 2023; and
•Supplemental annual cash payments of $25,000 to the lead independent director, $25,000 to the Audit Committee chairman, $20,000 to the Compensation Committee chairman and $15,000 to the Nominating and Corporate Governance Committee chairman, all paid in quarterly installments.

The Board of Directors believes the mix of cash and equity compensation provides a balance between short-term cash compensation and long-term compensation tied to the Company’s stock price performance and serves to match the interests of the Company’s non-employee directors with those of stockholders. Based upon benchmark data of the Company’s 2023 Peer Group (as defined and discussed in the “Compensation Discussion and Analysis” herein), the Board of Directors also believes the total director compensation and the mix of compensation is within the competitive range of such compensation for the companies in the 2023 Peer Group.

For the year ended December 31, 2023, the non-employee directors received compensation for service as a director as described above. While there are no supplemental payments for attending the meetings of the Board of Directors and committee meetings, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meeting attended. The Company only compensates non-employee directors for their services as directors. The compensation paid to Mr. Feehan is described below, and the compensation paid to Mr. Wessel is described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The following table presents information regarding the compensation paid to the non-employee directors and to Mr. Feehan for the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash $	Stock Awards $	All Other Compensation $	Total $
Daniel R. Feehan (1)	—	—	300,000	300,000
Daniel E. Berce	125,000	138,547	—	263,547
Marthea Davis	100,000	138,547	—	238,547
Mikel D. Faulkner	125,000	138,547	—	263,547
Paula K. Garrett	100,000	138,547	—	238,547
James H. Graves	120,000	138,547	—	258,547
Randel G. Owen	115,000	138,547	—	253,547
Douglas R. Rippel	100,000	138,547	—	238,547

(1)Mr. Feehan currently serves as the chairman of the Board of Directors of the Company. Mr. Feehan also served in 2023 as a non-executive employee of the Company pursuant to his employment agreement. The compensation reported represents his salary during the year ended December 31, 2023. In addition, the Company paid for certain standard employee benefit programs for Mr. Feehan, including participation in group health and welfare and retirement benefit plans, which are generally available to all employees.

For 2024, the cash and stock-based compensation for the non-employee directors will remain materially consistent with 2023.

Feehan Employment Agreement

The Company’s chairman of the Board of Directors, Mr. Feehan, entered into a new employment agreement with the Company effective January 1, 2024 (the “2024 Agreement”) which replaces the previous employment agreement that expired on December 31, 2023. The 2024 Agreement has a three-year term which ends on December 31, 2026, providing Mr. Feehan with an annual cash salary of $450,000 and the right to participate in all of the Company’s savings, retirement and welfare benefit plans available to other employees of the Company. Mr. Feehan is not entitled to bonuses, equity grants or other director compensation under the 2024 Agreement.

The 2024 Agreement provides that if Mr. Feehan’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in such employment agreement), Mr. Feehan would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) his salary in effect as of the termination. Mr. Feehan would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to Mr. Feehan, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of health and welfare benefit coverage multiplied by 24.

The 2024 Agreement prohibits Mr. Feehan from competing with the Company during the employment term and for a period of 24 months following termination of employment. Mr. Feehan is also prohibited from soliciting customers of the Company and from recruiting Company employees during this period.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of its Code of Business Conduct and Ethics on its website (investors.firstcash.com) in accordance with applicable Nasdaq and SEC requirements. Copies of the Company’s Code of Business Conduct and Ethics are also available, free of charge, by submitting a written request to FirstCash Holdings, Inc., Investor Relations, 1600 West 7th Street, Fort Worth, Texas 76102.

Stock Ownership Guidelines for Directors

In an effort to further align the interests of the directors with the interests of stockholders, the Company maintains stock ownership guidelines for non-employee directors. The guideline calls for stock ownership (including the value of non-vested restricted stock awards) having a value equal to five times each director’s annual cash retainer with a five-year accumulation period to fully comply with the guideline once a director becomes subject to the guideline. As of April 22, 2024, all non-employee directors have either met the ownership guideline or have additional time to meet the guideline. Directors who have not met the guideline must retain their vested stock awards until they meet the guideline. While the guideline does not apply to employee directors, the current stock ownership of the two employee directors would meet the guidelines if calculated at five times the employees’ annual salary.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open), any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration, in accordance with the following procedures.

The Nominating and Corporate Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee, including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of Nasdaq) and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee will also consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the “withhold” votes.

The Board of Directors will publicly disclose its decision regarding whether to accept or reject such resignation within 90 days following certification of the stockholder vote and shall disclose the reasons therefor. The Director Election (Majority Voting) Policy is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com.

Director Independence

The Board of Directors has determined that, with the exception of Messrs. Feehan, Wessel, and Rippel, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines. No director is deemed independent unless the Board of Directors affirmatively determines the director has no material relationship with the Company. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and Nasdaq.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees, and primarily the Audit Committee.

As part of its responsibilities, the Audit Committee is responsible for discussing with management the Company’s major risk exposures, including financial risks and cybersecurity, and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. The Audit Committee also monitors the Company’s compliance with legal and regulatory requirements and the risks associated therewith. On a regular basis, the Audit Committee reviews with senior management significant areas of risk exposure, including financial reporting controls, operational risks, pending litigation, employee issues, cybersecurity, disaster recovery planning, and issues arising from complaints to the Company’s hotline and other risk detection mechanisms.

Cyber and Technology Risk

Given the Company’s status as a pawn store operator and payment solutions company entrusted with the safeguarding of sensitive customer information, the Board of Directors believes that a strong enterprise cybersecurity program is vital to the Company’s overall enterprise risk management. The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. The Board of Directors has tasked the Audit Committee with leading the Company’s cyber and technology risk mitigation efforts. As part of its oversight responsibilities, the Audit Committee is responsible for discussing with management the Company’s major risk exposures related to cybersecurity and technology, and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. The Audit Committee also monitors the Company’s compliance with legal and regulatory requirements and the risks associated therewith. On a regular basis, the Audit Committee reviews with senior management significant areas of risk exposure involving cybersecurity.

At the direction of the Audit Committee, the Chief Information Officer (the “CIO”) and his team (the Security Incident Response Team, or “SIRT”) monitor internal and external cybersecurity threats and review and revise the Company’s cybersecurity defenses on an ongoing basis. The Company’s CIO, together with other members of the SIRT, bring a wealth of expertise to their respective roles, including expertise in security technologies; designing and implementing security strategies; security standards such as NIST, ISO, COBIT and ITIL; and risk management and incident response. The CIO prepares reports on IT general controls and cybersecurity metrics for the Audit Committee on a regular basis, and the CIO presents those reports to the Audit Committee and addresses any questions and concerns raised by the Audit Committee. At least annually, the Audit Committee meets with the CIO in person to discuss cybersecurity in greater detail. The Audit Committee reports to the Board of Directors regarding cybersecurity matters, and the Board of Directors addresses cybersecurity issues either directly with management or through the Audit Committee.

Compensation Programs

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. With the assistance of Pay Governance, an independent compensation consulting firm, the Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk-taking for the following reasons:
•The Company structures its pay to consist of both fixed and variable compensation. The fixed portion of compensation (salary) is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics and are not encouraged to take unnecessary or excessive risks to achieve corporate objectives. The variable portions of compensation (performance-based cash and equity awards along with time-based equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on earnings metrics. The metrics are set annually by the Compensation Committee and approved by the Board of Directors. For long-term performance, the Company grants restricted stock awards with a multi-year vesting period primarily tied to the achievement of long-term earnings metrics and total stockholder return (“TSR”). The Company also grants a three-year time-based restricted stock award as part of its long-term incentive plan. The Company believes these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short- and long-term corporate results.
•Because earnings targets, such as adjusted net income, adjusted diluted earnings per share, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted gross net revenue (gross profit) and relative TSR are significant performance elements used for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost or profitability.
•The Company caps cash payments for the goals under its annual incentive plan and caps the number of restricted stock awards granted under its long-term incentive plan, which the Company believes also mitigates excessive risk-taking. Even if the Company dramatically exceeds its targets, annual incentive payouts and stock grants are limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not result in annual incentive payouts or vesting of performance-based stock awards.

•The Company’s incentive compensation programs have utilized meaningful earnings and growth targets for many years and the Company has seen no evidence that this encourages unnecessary or excessive risk-taking.
•The Company believes the use of distinct long-term incentive plans, primarily restricted stock awards, with performance-based vesting over three years, provides a strong incentive for sustained operational and financial performance and aligns the interests of the Company’s executive officers with those of its stockholders.
•The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but it prohibits discretion for payouts above stated maximum awards.
•The Company maintains an executive compensation recovery, or “clawback,” policy in the event that the Company is required to restate its financial statements. Under the policy, the Company may seek recovery of certain short-term or long-term incentive payments or awards granted to the executive officers.

Board Leadership Structure

Mr. Feehan serves as chairman of the Board of Directors, while Mr. Wessel serves in the role of CEO and is also the vice-chairman of the Board of Directors. In addition, Mr. Faulkner serves as the lead independent director, serving as a liaison between the independent directors and management, chairing executive sessions of the non-management and independent directors and consulting with the chairman and CEO on board agendas and meeting materials.

The Board of Directors recognizes the leadership structure and combination or separation of the chairman, lead independent director and CEO roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Director Qualifications

At a minimum, candidates for election or appointment to the Board of Directors must have integrity, be committed to act in the best interest of all the Company’s stockholders and be able and willing to devote the required amount of time to the Company’s affairs, including attendance at meetings of the Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

In recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board of Directors and such other factors as it deems appropriate, including the following:
•The extent of the candidate’s educational, business, non-profit or professional acumen and experience;
•Whether the candidate’s presence on the Board of Directors would contribute to the Company’s mission to achieve a mix of board members representing diverse backgrounds, perspectives and experiences, including with respect to age, gender, race, place of residence and specialized experience;
•Whether the candidate meets the independence requirements established by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines;
•Whether the candidate has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business;
•Whether the candidate would be considered a “financial expert” or “financially sophisticated,” as defined by Nasdaq or applicable law;
•Whether the candidate, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a board member; and
•Whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties.

The Company’s Board of Directors is currently composed of well-qualified directors, and each director has the requisite experience, skills and characteristics to serve on the board. Among, or in addition to, the backgrounds and experiences described in “Proposal 1 - Election of Directors” of this Proxy Statement:
•Mr. Feehan, the Company’s chairman, brings his leadership experience, specifically his experience as chief executive officer of Cash America, his knowledge of the pawn and consumer finance industries and the associated regulatory environments, his experience and background in finance and accounting and his experience as a director of multiple publicly traded companies, which has given him a strong understanding of public company corporate governance.
•Mr. Wessel, the Company’s vice-chairman and chief executive officer, brings over 30 years of management and executive experience in the pawn industry gained from his roles as chief financial officer, chief executive officer and director of the Company. His deep understanding of the Company’s business and his success in expanding its business has been invaluable to the Board of Directors.
•Mr. Faulkner brings broad senior executive leadership and financial experience, including with domestic and multi-national public and private companies in various industries. Mr. Faulkner’s qualifications include direct executive experience in Latin America.
•Mr. Berce brings broad senior executive leadership, significant experience in the consumer finance industry and functional expertise in corporate finance and accounting, together with experience in service on other public company boards of directors, including Cash America.
•Ms. Davis brings significant experience and expertise in public relations, communications and government relations, which are areas of increasing importance to the Company given the current regulatory and media environment.
•Ms. Garrett brings broad senior executive leadership experience along with exceptional strategic and functional business experience in Latin America.
•Mr. Graves brings significant experience in corporate strategy and finance gained from his experience as the managing partner of a management consulting firm and a financial strategy executive, together with meaningful service on the boards of other public companies, including Cash America.
•Mr. Owen brings broad senior executive leadership and financial experience with private and public companies and functional expertise in corporate finance and accounting.
•Mr. Rippel brings over 25 years of experience in both the consumer finance and point-of sale (“POS”) payment solutions industries, including the AFF business, which he founded, owned and operated.

Board Diversity and Refreshment

The Board of Directors and the Nominating and Corporate Governance Committee routinely assess the composition and size of the Board and aim to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspective that can come from adding new members. While the Company does not have a specific diversity policy, the Board of Directors and the Nominating and Corporate Governance Committee take diversity-related considerations into account and seek a board that includes directors from diverse professional and personal backgrounds with a broad spectrum of experience and expertise and a reputation for integrity. The Board considers gender, race, nationality, language skills and other personal characteristics in this process and the extent to which the Board of Directors reflects the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers. As a result of these assessments, the Board has added three new directors since 2021, including two female directors, one of whom is racially diverse.

The following table summarizes certain self-identified characteristics of the Company’s board members. Each term used in the table has the meaning given to it in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of April 26, 2024)
Total Number of Directors	9
				Did Not Disclose
	Female	Male	Non-Binary	Gender
Part I: Gender Identity
Directors	2	7	—	—

Part II: Demographic Background
African American or Black	1	—	—	—
White	1	7	—	—

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating director nominees. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly-submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholders and Interested Parties Communications with Directors

The Board of Directors has established a procedure for stockholders and other interested parties to send communications to the Board of Directors. Stockholders and other interested parties may communicate with the Board of Directors generally or with a specific director or the independent directors at any time by writing to the Company’s Corporate Secretary at the Company’s address: 1600 West 7th Street, Fort Worth, Texas 76102. The Corporate Secretary will review all messages received and will forward any message that reasonably appears to be a communication that deals with the functions of the Board of Directors or the standing committees of the Board of Directors or that otherwise requires the attention of the Board of Directors and the Nominating and Corporate Governance Committee. Communications will be sent as soon as practicable to the director, or group of directors, including the independent directors, to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are unrelated to the duties and responsibilities of the Board of Directors, such as general business complaints or employee grievances, communications of such matters will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

Anti-Hedging and Pledging Policies

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

The insider trading policy generally prohibits directors, officers and employees from purchasing Company securities on margin. Borrowing against Company securities held in a margin account or pledging any Company securities as collateral for a loan may be granted, on a case-by-case basis, where the Company determines that such a pledge would not pose a material risk to the Company or its stockholders. In making such a determination, the Company will look at the financial capacity of the director or employee to repay the loan without resorting to the pledged securities, the value of the Company securities held relative to the total loan amount and the director or employee’s compliance with any applicable stock ownership guidelines.

In particular, the Company has permitted pledges of Company securities held directly or indirectly by the CEO, Mr. Rick L. Wessel and the CFO, Mr. R. Douglas Orr. Each of these pledges secures lines of credit with the amount drawn on such lines of credit as of April 22, 2024 equal to approximately 10% and 5%, respectively, of the value of the total shares held directly or indirectly by Messrs. Wessel and Orr, respectively. Furthermore, Messrs. Wessel and Orr have significant financial capacity to pay any such loans without resorting to the pledged shares and their stock ownership is significantly above what is required under the Company’s stock ownership guidelines. The Company believes that providing these individuals, on a case-by-case basis where such pledges would not pose a material risk to the Company or its stockholders, the flexibility in financial planning without having to rely on the sale of shares aligns their interests with the Company’s stockholders.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, originally adopted in 2016 and most recently revised in April 2020, meet or exceed the listing standards adopted by Nasdaq and are posted on the Investor Relations page of the Company’s website, investors.firstcash.com, and are also available in print upon request to the Company’s corporate secretary.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

The Company and its senior management team remain committed to environmental sustainability, providing underserved customers with rapid access to capital and operating its business in a manner that results in a positive impact on its employees, communities and the environment.

Environmental Sustainability

The Company’s pawn business extends the life cycle and utilization of popular consumer products. Most of the Company’s merchandise inventories are pre-owned items sourced directly from local customers in each store’s immediate geographic neighborhood. In effect, the Company operates a large consumer product recycling business by acquiring pre-owned items, including unwanted or unneeded jewelry, electronics, tools, appliances, sporting goods and musical instruments, from individual customers and resells them to other customers desiring such products within the same neighborhood. As a large and significant acquirer and reseller of pre-owned items, the Company believes it extends the life of these products and helps reduce demand for newly manufactured and distributed products, thereby reducing carbon emissions and water usage, resulting in a positive impact to the environment.

The Company estimates that it resold approximately 12 million individual used or pre-owned consumer product items in its pawn stores during 2023, with a commercial value of approximately $1.4 billion. In addition, the Company recycles significant volumes of precious metals and diamonds when unwanted or broken jewelry is collected and melted/processed by the Company and then resold as a commodity for future commercial use. During 2023, the Company estimates that it recycled over 50,000 ounces of gold and approximately 40,000 carats of diamonds with a combined market value of over $125 million. This process helps reduce demand for mined precious metals and diamonds, which benefits the environment by reducing carbon emissions, water usage and other harmful environmental impacts of mining.

Unlike most brick-and-mortar or online retailers, the Company does not rely on supply chains or manufacturing of its inventories, as it sources the majority of its inventory from forfeited pawn loan collateral and merchandise purchased directly from customers living or working near the Company’s pawn stores. Accordingly, the Company generally does not own, operate or contract for any manufacturing, supply chain, warehousing or distribution facilities to support its pawn operations. Almost all retail sales and pawn loans are made to customers who live or work within a tight geographic radius of the Company’s stores. The Company does not own, lease or operate any long-haul trucks to support its more than 3,000 pawn locations and, other than operating small storefront locations which are typically 5,000 square feet or less, the Company’s operations leave a limited carbon footprint compared to manufacturers and retailers selling new merchandise with extensive supply chain and distribution channels. The Company is working to further reduce energy consumption by retrofitting buildings with LED lighting and reducing corporate travel by utilizing remote meeting technologies.

Safe Capital Access Solutions in Underserved Communities

According to multiple studies and surveys, approximately 25% of U.S. households remain unbanked or under-banked. In Latin America, the number of unbanked or under-banked consumers can be as much as 75% of the local population. As a result, the majority of the Company’s customers have limited access to traditional forms of credit or capital. The Company contributes to its communities by providing these customers with instant access to capital through very small, non-recourse pawn loans or by purchasing merchandise from such customers. The average credit provided by the Company’s pawn business to a customer is $258 in the U.S. and $95 in Latin America as of December 31, 2023. Traditional lenders such as banks, credit unions, credit card providers or other small loan providers do not efficiently or effectively offer micro-credit products of this size.

Pawn loans include loan terms that are highly transparent and easy to understand. These fiscally responsible products are regulated, safe and affordable non-recourse loans for which the customer has no legal obligation to repay. All terms are provided in short, easy-to-read contracts that allow the Company’s customers to make well-informed decisions before obtaining a loan.

Pawn loans differ from most other forms of small-dollar lending, as the Company does not engage in post-default collection efforts on delinquent loans, does not take legal actions against its customers for defaulted loans, does not ban its customers for nonpayment, nor does it issue any negative credit information to external credit agencies, but rather relies only on the resale of the pawn collateral for recovery.

POS Payment Solutions Products Provide Technology-Driven Solutions with Low Environmental Impact

AFF utilizes a paperless online application process for its POS payment solutions products. Upon submission of an application, AFF’s platform typically communicates a decision (either directly for LTO or RISA products or on behalf of the bank for the bank loan product) electronically within seconds, providing a near-immediate response to the applicant. Upon approval, the applicant then electronically signs their agreement, officially becoming a customer of AFF, and completes their purchase of goods or services using the POS payment option applicable for that particular merchant location. Customers can begin making scheduled payments, which can be managed by the customer via phone or online. Most other customer communications are handled by phone, online or electronic communications. The virtual nature of AFF’s business model means it operates no retail or consumer-facing facilities and has a limited administrative facilities footprint of less than 46,000 square feet.

Workplace Profile

As of December 31, 2023, the Company had approximately 19,000 employees across six countries (the U.S., Mexico, Guatemala, Colombia, El Salvador and Jamaica). Well over 50% of both the total workforce and employees in management positions identify as female.

Of all U.S. employees as of December 31, 2023, 70% identify as having a diverse racial and ethnic background; among managers in the Company’s U.S. operations, 65% identify as having a diverse racial and ethnic background.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Management and Directors

The following tables set forth, as of April 22, 2024, the number and percentage of outstanding shares of Common Stock owned by: (i) each of the Company’s directors or director nominees; (ii) the named executive officers as defined in Item 402 of Regulation S-K; and (iii) all directors and executive officers, as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Beneficial Owner	Number of Shares Common Stock		Number of Shares Underlying Restricted Stock Awards Vesting Within 60 Days		Total Number of Shares Beneficially Owned	Percent (1)
Directors:
Daniel R. Feehan	53,322		—		53,322	*
Daniel E. Berce	18,370		505	(2)	18,875	*
Marthea Davis	2,298		505	(2)	2,803	*
Mikel D. Faulkner	12,375		505	(2)	12,880	*
Paula K. Garrett	4,755		505	(2)	5,260	*
James H. Graves	19,370		505	(2)	19,875	*
Randel G. Owen	8,675		505	(2)	9,180	*
Douglas R. Rippel	5,470,068	(3)	505	(2)	5,470,573	12.03%

Named executive officers:
Rick L. Wessel (also a Director)	855,234	(4)	—		855,234	1.88%
T. Brent Stuart	71,130		—		71,130	*
R. Douglas Orr	161,320	(5)	—		161,320	*
Howard F. Hambleton	18,725		—		18,725	*
Raul R. Ramos	17,633		—		17,633	*

Executive officers and directors as a group
(13 persons, including the nominees for director)	6,713,275		3,535		6,716,810	14.77%

(1)Based on 45,473,298 shares of Common Stock issued and outstanding as of April 22, 2024.

(2)Reflects a pro rata portion of unvested restricted stock awards that would become vested and convert to shares of Common Stock upon termination of service as a director by reason of retirement.

(3)Includes 5,466,973 shares owned directly by AFF Services, Inc., which is partially owned and 100% controlled by Douglas R. Rippel Revocable Trust (the “Trust”). The Trust and Douglas R. Rippel are indirect beneficial owners of the reported securities.

(4)These shares are pledged as collateral to secure certain lines of credit. Amounts outstanding under such lines were approximately 10% of the total value of shares held as of April 22, 2024.

(5)Includes 51,234 shares held by a family limited partnership and 46,728 shares held by a spousal trust. 136,462 of these shares are pledged as collateral to secure certain lines of credit. Amounts outstanding under such lines were approximately 5% of the total value of shares held as of April 22, 2024.

*    Ownership percentage is less than 1%

Other Beneficial Owners Who Hold More than 5% of the Company’s Common Stock

The table below shows information for persons known by the Company to beneficially own more than 5% of the Company’s Common Stock based on their filings with the SEC through April 22, 2024:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (1)
FMR LLC	5,233,063	(2)	11.51%
245 Summer Street Boston, MA 02210
BlackRock, Inc.	4,670,476	(3)	10.27%
50 Hudson Yards New York, NY 10001
The Vanguard Group	4,062,478	(4)	8.93%
100 Vanguard Boulevard Malvern, PA 19355

(1)Based on 45,473,298 shares of Common Stock issued and outstanding as of April 22, 2024.

(2)This information is based on a Schedule 13G/A filed with the SEC on February 9, 2024. FMR LLC reports that it has sole voting power over 5,230,222 shares of Common Stock beneficially owned and sole dispositive power over 5,233,063 shares of Common Stock beneficially owned.

(3)This information is based on a Schedule 13G/A filed with the SEC on February 29, 2024. BlackRock, Inc. reports that it has sole voting power over 4,604,279 shares of Common Stock beneficially owned and sole dispositive power over 4,670,476 shares of Common Stock beneficially owned.

(4)This information is based on a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group reports that it has sole dispositive power of 3,957,638 shares of Common Stock beneficially owned, shared dispositive power over 104,840 shares of Common Stock beneficially owned and shared voting power over 69,617 shares of Common Stock beneficially owned.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2023, Messrs. Berce, Faulkner and Graves served as members of the Compensation Committee, were not and have never been an officer of or employed by the Company and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s Board of Directors has adopted a policy for the review of transactions in which the Company was a participant and in which any related party of the Company (such as an executive officer, director, nominee for election as a director or greater-than-5% beneficial owner of Company stock, or their immediate family members) had a direct or indirect material interest. Pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any transactions currently proposed, in which the Company was or is to be a participant where any related party of the Company (such as an executive officer, director, nominee for election as a director or greater-than-5% beneficial owner of Company stock, or their immediate family members) had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by Nasdaq.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and RSM US LLP (“RSM”), the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2023. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

The Audit Committee met privately with RSM and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received from RSM the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by RSM was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

By the Audit Committee:
Daniel E. Berce
Paula K. Garrett
Randel G. Owen

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected RSM as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2024. The Board of Directors has endorsed this appointment.

RSM was first engaged in August 2016 as the Company’s principal accountant and has audited the Company’s consolidated financial statements for the eight most recent years ended December 31, 2023.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by RSM or its affiliates for the years ended December 31, 2023 and December 31, 2022, respectively, were as follows:

	2023	2022
Services Provided:
Audit fees	$1,159,313	$1,066,220
Audit-related fees	—	24,500
Tax fees	16,768	—
All other fees	—	—
Total	$1,176,081	$1,090,720

The audit fees for the years ended December 31, 2023 and 2022 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Section 404 of the Sarbanes Oxley Act of 2002 and review of the Company’s SEC filings. The tax fees for the year ended December 31, 2023 relate to certain tax preparation services provided by an affiliate of RSM. The audit-related fees for 2022 relate to services provided in connection with the Company’s Form S-3 filing.

Audit Committee Pre-Approval Policies and Procedures

The 2023 and 2022 audit services provided by RSM were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the types of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence and must comply with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of RSM as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise; however, the Board of Directors is submitting the selection of RSM to the stockholders for ratification. In the event the stockholders do not ratify the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2024, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year; however, because of the difficulty in making any substitution of auditors so long after the beginning of the year, it is contemplated that the appointment for the year ending December 31, 2024 will be permitted to stand unless the Audit Committee and the Board of Directors find other good reason for making a change.

Representatives of RSM are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the Audit Committee’s selection of RSM.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2024. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2024.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued under compensation plans as of December 31, 2023.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	369,000 (1)	$—	2,818,000 (2)

Equity compensation plans not approved by security holders	—	—	—
Total	369,000	$—	2,818,000

(1)Amount reflects the maximum number of shares issuable pursuant to the conversion of restricted stock awards (assuming the performance goals with respect to performance-based restricted stock awards are achieved at maximum levels).

(2)Reflects shares available for issuance pursuant to the Company’s 2019 Long-Term Incentive Plan, all of which may be issued pursuant to grants of full-value stock awards.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	65	Vice-Chairman of the Board and Chief Executive Officer (“CEO”)
T. Brent Stuart	54	President and Chief Operating Officer (“COO”)
R. Douglas Orr	63	Executive Vice President, Chief Financial Officer (“CFO”), Secretary and Treasurer
Howard F. Hambleton	51	AFF President
Raul R. Ramos	58	Senior Vice President (“SVP”) – Latin American Operations

Rick L. Wessel joined the Company in 1992 and has served as chief executive officer since November 2006, as a director since November 1992 and the vice-chairman of the Board of Directors since September 2016. Mr. Wessel previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the Board from November 2004 to October 2010, secretary and treasurer of the Company from May 1992 to November 2006, and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

T. Brent Stuart joined the Company in September 2016, in conjunction with the Merger, as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer since November 2015, Cash America’s president and chief operating officer from May 2015 through October 2015, and Cash America’s executive vice president-chief operating officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the senior vice president-operations for Cash America’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a regional vice president from November 2008 to July 2010. Prior to joining Cash America, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of vice president with Fremont Investment and Loan from 2006 to 2008, senior vice president with Nationstar Mortgage from 2004 to 2006 and vice president with Novastar Financial, Inc. from 2002 to 2004. Mr. Stuart also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as the chief financial officer, and has also served as executive vice president since January 2005. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Howard F. Hambleton joined the Company in December 2021, in conjunction with the AFF acquisition, as the AFF president. Prior to that, Mr. Hambleton served as AFF’s president from February 2015 to February 2021 and as chief executive officer and president from February 2021 to December 2021. Prior to working for AFF, Mr. Hambleton served as founder, president and chief operating officer of Flexi Compras (formerly Compuvisa), a virtual lease-to-own company, from May 2001 to February 2014. Mr. Hambleton held various leadership roles at GTE Communications Corporation and Schramm Telemedia from 1995 to 2001.

Raul R. Ramos joined the Company in 1992 to lead the jewelry operations center. Mr. Ramos has served in a progression of operational management roles since he joined the Company, including his current position of senior vice president-Latin American operations and his positions as vice president of operations and other management roles prior to his current role. In this current role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Latin America and South Texas markets. Prior to his employment with the Company, Mr. Ramos worked in the pawn and retail jewelry industries.

The current executive officers of the Company have significant tenure with the Company and in pawn, lease-to-own or related consumer finance industries. The following table summarizes the experience of the executive officers:

	Years of Experience:
Name	FirstCash		Industry
Rick L. Wessel, CEO	32		32
T. Brent Stuart, COO	15	(1)	31
R. Douglas Orr, CFO	21		21
Howard F. Hambleton, AFF President	9	(2)	23
Raul R. Ramos, SVP – Latin American Operations	31		36

(1)Mr. Stuart joined the Company in September 2016, in conjunction with the Merger, as the president and chief operating officer. Prior to that, Mr. Stuart had been employed by Cash America since 2008.

(2)Mr. Hambleton joined the Company in December 2021, in conjunction with the AFF acquisition, as the AFF president. Prior to that, Mr. Hambleton had been employed by AFF since 2015.

All officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Overview

The long-term strategy and business plans of FirstCash are focused on primarily growing its core pawn revenues and income by opening new pawn locations, acquiring existing pawn stores in strategic markets and increasing revenue and operating profits in existing stores. Additionally, the acquisition of AFF in 2021 provided the Company a meaningful entry into the retail POS payment solutions market in order to diversify its revenues and provide additional opportunities for growth. The Company believes the successful execution of these strategies will drive long-term growth in stockholder returns.

The goal of the FirstCash executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company in order to execute its long-term strategies. The overriding compensation philosophy of the Company is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. The specific objectives of the Company’s compensation programs include:
•Linking Company performance with executive compensation, while not encouraging excessive risk-taking;
•Balancing short- and long-term Company performance with a weighting towards long-term performance; and
•Aligning executives’ interests with those of stockholders through long-term ownership of Company stock.

The Compensation Committee and the Board of Directors continually review and improve the Company’s pay practices for its executive officers (who are referred to in this Proxy Statement as the “named executive officers,” or “NEOs”) to ensure they reward and drive superior performance and align with stockholders’ interests.

The Company’s named executive officers for 2023 include:

•	Rick L. Wessel	Vice-Chairman of the Board and CEO
•	T. Brent Stuart	President and COO
•	R. Douglas Orr	Executive Vice President, CFO, Secretary and Treasurer
•	Howard F. Hambleton	AFF President
•	Raul R. Ramos	SVP – Latin American Operations

Executive Summary of 2023 Compensation Results

The Compensation Committee believes its 2023 compensation actions and outcomes properly reflected the Company’s strong financial and stockholder return performance and progress on key strategic initiatives. Outlined below are the 2023 Financial and Operating Result Highlights, Total Stockholder Return Results and 2023 Compensation Outcomes:

2023 Financial and Operating Results Highlights

Financial highlights reflective of the Company’s strong 2023 performance included the following:
•Revenue growth of 15% in total and 14% on an adjusted basis(1) compared to 2022.
•While earnings per share on a basis consistent with U.S. generally accepted accounting principles (“GAAP”) decreased 10%(2), adjusted earnings per share(1) increased 17% compared to 2022.
•Significant revenue and profitability growth in 2023 from each of the reporting segments: U.S. Pawn, Latin America Pawn and Retail POS Payment Solutions (AFF).
•Addition of 157 new pawn store locations in 2023 through new store openings and acquisitions.

The 2023 results also represented continued long-term growth in these key financial metrics. The following charts present selected long-term operating results for the years 2020 through 2023:
(1)Non-GAAP financial measure. See detailed reconciliation of non-GAAP financial measures provided in Appendix A.

(2)    The decline in GAAP earnings per share reflected non-cash gain of $1.91 in 2022 on the revaluation of contingent consideration related to the AFF acquisition.
Additional financial and operating highlights and analysis are presented in the “2023 Financial Review” section below.

2023 Total Stockholder Return Results

The outstanding financial results are reflected in strong relative total stockholder returns versus the Company’s peer group and other relevant broad market indices over 1- , 3- and 5- year periods:
•For 2023, FirstCash’s +26% TSR was at the 59th percentile of the Company’s 2023 peer group.
•For the 3- and 5-year periods, the Company has approximated the 70th percentile and 60th percentile, respectively, comparing particularly well to its designated peer group and the broader Russell 2000 group.

Total Stockholder Returns
100%
75%
50%
25%
0%
26%
16%
6%
14%
62%
11%
7%
31%
61%
14%
35%
81%
One-Year
(1/1/23-12/31/23)
Three-Year
(1/1/21-12/31/23)
Five-Year
(1/1/19-12/31/23)
FirstCash
2023 Peer Group
Russell 2000
S&P MidCap 400

Key 2023 Compensation Outcomes

The key compensation outcomes for 2023 were properly aligned with the strong 2023 operating performance and stockholder return outcomes highlighted above but also reflected the ongoing continued rigor of the Compensation Committee’s goal-setting process.

The following table details the 2023 performance-based payouts under the incentive compensation programs for the CEO, COO and CFO:

Annual Performance Incentive Program Payout - 2023 Performance Period:	Threshold	At or Above Target	Maximum
Adjusted diluted earnings per share		✓
Adjusted EBITDA			✓
Adjusted net revenue (gross profit)		✓

Long-Term Incentive Program Payout - 2021-2023 Performance Period:	Threshold	At or Above Target	Maximum
Adjusted net income			✓
Store additions			✓
Relative TSR (percentile)			✓

For additional information about 2023 results achieved and corresponding plan payouts, see the discussion in the “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” sections below.

2023 Financial Review

The following table presents selected consolidated operating results for 2023 compared to 2022 (dollars in thousands, except per share amounts):

	2023	2022	Increase
Revenue	$3,151,796	$2,728,942	15%
Adjusted revenue (1)	3,151,796	2,771,599	14%
Net income	219,301	253,495	(13)%
Adjusted net income (1)	276,874	245,737	13%
Diluted earnings per share	4.80	5.36	(10)%
Adjusted diluted earnings per share (1)	6.06	5.19	17%
Adjusted EBITDA (1)	511,732	437,344	17%

(1)Non-GAAP financial measure. See detailed reconciliation of non-GAAP financial measures provided in Appendix A.

Other 2023 Financial Highlights
•Generated significant cash flows from operations of $416 million.
•Increased the Company’s U.S. bank line of credit to $640 million in order to support the continued growth of the core pawn business and AFF. In addition, the Company renewed and extended into 2027 its Mexico bank line of credit.
•Paid cash dividends to its stockholders totaling $61.9 million, or $1.36 per share.
•Repurchased 1,248,000 shares of common stock at an aggregate cost of $114 million and an average cost per share of $91.58.

Segment Operating Results
•Pawn Operations - U.S. and Latin America Pawn Segments:
•Pawn revenues increased 12% in total for 2023 compared to 2022.
◦U.S. revenues increased 9% in 2023 compared to the prior year.
◦Latin America revenues increased 19% on a U.S. dollar basis (7% on a constant currency basis) compared to the prior year.
•Operating income from the pawn segments increased 14% in 2023 compared to 2022.
◦U.S. pawn segment operating income increased 16% in 2023 compared to the prior year.
◦Latin America pawn segment operating income increased 10% (flat on a constant currency basis) in 2023 compared to the prior year.
•Consolidated pawn receivables increased 21% at December 31, 2023 compared to December 31, 2022.
◦U.S. pawn receivable increased 22% at December 31, 2023 compared to the prior year end.
◦Pawn receivables in Latin America increased 18% (3% on a constant currency basis) at December 31, 2023 compared to the prior year end.
•Pawn Acquisitions and Store Opening Highlights:
◦For the full year 2023, a total of 157 stores were opened or acquired.
◦In the U.S., 91 stores were acquired and five de novo locations were added.
◦There were 61 de novo locations opened in Latin America, including new locations in Mexico and Guatemala.
◦As of December 31, 2023, the Company operated 2,997 pawn stores, with 1,814 stores located in Latin America and 1,183 stores in the U.S. The Latin American locations include 1,721 stores in Mexico, 65 stores in Guatemala, 14 stores in Colombia and 14 stores in El Salvador.

Pawn Segment Revenue
$2,400
$1,800
$1,200
$600
$0
($ in Millions)
$1,631
$1,667
$1,930
$2,172
$553
$592
$675
$803
$1,078
$1,075
$1,255
$1,369
2020
2021
2022
2023
U.S. Pawn
Latin America Pawn

Pawn Segment Pre-Tax Income
($ in Millions)
$500
$375
$250
$125
$0
$312
$107
$205
$355
$122
$233
$433
$142
$291
$492
$156
$336
2020
2021
2022
2023
U.S. Pawn
Latin America Pawn

Pawn Segment Receivables
($ in Millions)
$500
$375
$250
$125
$0
$308
$88
$220
$348
$92
$256
$391
$109
$282
$472
$128
$344
2020
2021
2022
2023
U.S. Pawn
Latin America Pawn

Pawn Segment Store Count
(Ones)
3,000
2,250
1,500
750
0
2,748
2,825
2,872
2,997
1,702
1,744
1,771
1,814
1,046
1,081
1,101
1,183
2020
2021
2022
2023
U.S. Pawn
Latin America Pawn

•Retail POS Payment Solutions (AFF) Segment:
•AFF reported 23% growth in revenues and 123% growth in segment earnings in 2023 compared to the prior year
•Active retail and e-commerce merchant partner locations totaled approximately 11,600 at December 31, 2023, representing a 26% increase compared to the prior year-end

Retail POS Payment Solutions
Segment Revenue
($ in Millions)
$1,000
$750
$500
$250
$0
$32
$33
$803
$846
$987
$987
2021 (1)
2022
2023
GAAP Revenue
Adjusted Revenue (2)

Retail POS Payment Solutions
Pre-Tax Segment Income
($ in Millions)
$150
$100
$50
$0
$-50
$(41)
$6
$59
$110
$132
$132
2021 (1)
2022
2023
GAAP Income
Adjusted Income (2)

(1)The Company completed the AFF acquisition on December 17, 2021; therefore, 2021 includes the results of operations for AFF for the period December 17, 2021 to December 31, 2021.

(2)Non-GAAP financial measure. See detailed reconciliation of non-GAAP financial measures provided in Appendix A.

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval the specific compensation of all of the NEOs. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO, COO and CFO, who provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation plans.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Compensation Committee’s Use of an Independent Consultant

The Compensation Committee retained the services of Pay Governance, an independent compensation advisory firm, to advise the Compensation Committee on various aspects of the Company’s compensation program. The Compensation Committee assessed Pay Governance's independence, as required under Nasdaq listing rules. Based on this review, the Compensation Committee does not believe any conflict of interest existed with the work performed by Pay Governance and considers them to be independent.

Pay Governance worked with the Compensation Committee and management to develop the 2023 peer group (“2023 Peer Group”) discussed below, provided benchmark compensation data for the NEOs of the 2023 Peer Group and reviewed recommendations on the structure of the 2023 compensation program, including salaries, target award amounts, maximum payouts and the performance metrics included in the 2023 incentive plans. Additionally, Pay Governance presented to management and the Compensation Committee periodic updates on trends and developments across the executive compensation landscape.

Role of the CEO in Executive Compensation Decisions

The Company’s CEO works closely with the Compensation Committee, providing his assessment and recommendations on the competitiveness of the programs and the performance of the other NEOs, and makes recommendations for consideration pertaining to the compensation of the NEOs. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, participate in decisions about his own compensation.

Peer Group Benchmarking

The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies primarily in the pawn, specialty consumer finance, specialty retail, lease-to-own and consumer services industries. All of the peer companies are similar to the Company in market cap and revenue.

In determining compensation for its NEOs, each element of the Company’s compensation program is compared against the published compensation data of its 2023 Peer Group and other compensation surveys. The Compensation Committee, while mindful of this peer group and survey data, has not established a specific range of compensation for any element of pay from the peer group, but instead uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation opportunities competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

The Compensation Committee engaged Pay Governance to help construct the 2023 Peer Group. The following specific factors, among other things, were considered during the construction of the 2023 Peer Group:
•Market capitalization
•Revenue
•Assets (for financial companies)
•Geographic footprint (specifically companies with operations in both the U.S. and Latin America)
•Customer base (specifically serving value-conscious and/or credit-constrained consumers)
•Regulatory environment (specifically in highly regulated consumer finance and other financial services industries)
•Peer companies used by proxy advisors for comparison purposes
•Peers of current peer companies

The Compensation Committee believes the lack of public pawnshop competitors creates difficulty in constructing a direct peer group. Accordingly, the 2023 Peer Group is constructed with input from Pay Governance using a broader group of companies which are generally indicative of the under-banked, cash-constrained and value-conscious retail borrower/consumer that make up the majority of the Company’s customer base and which are also aligned with the Company’s increasing size and complexity. With the acquisition of AFF, the Company now has three primary revenue sources: pawn lending, retail sales from its pawn stores and retail POS payment solutions, which is primarily virtual lease-to-own.

For 2023, Bread Financial Holdings, Inc., Ollie’s Bargain Outlet Holdings, Inc. and The Western Union Company were added as peer companies, while CURO Group Holdings Corp., Big Lots, Inc. and Sleep Number Corporation were removed.

As a result of these changes, the Company believes that the 2023 Peer Group was better aligned with the Company’s industry positioning as described above. The full list of such 2023 Peer Group is as follows:

2023 Peer Group	Geographic Focus
Pawn and Consumer Finance Companies:
Bread Financial Holdings, Inc.	United States and many other countries
Credit Acceptance Corporation	United States
Enova International, Inc.	United States, Brazil
EZCORP, Inc.	United States, Latin America
LendingClub Corporation	United States
OneMain Holdings, Inc.	United States

Lease-to-Own and Consumer Services Companies:
The Aaron’s Company, Inc.	United States, Canada
Green Dot Corporation	United States
H&R Block, Inc.	United States, Canada, Australia
PROG Holdings, Inc.	United States
Upbound Group, Inc.	United States, Canada, Latin America, Puerto Rico
The Western Union Company	United States and many other countries

Specialty Retail Companies:
Academy Sports and Outdoors, Inc.	United States
Designer Brands, Inc.	United States, Canada
Five Below, Inc.	United States
Ollie’s Bargain Outlet Holdings, Inc.	United States
Sally Beauty Holdings, Inc.	North America, Latin America, Europe
Signet Jewelers Limited	United States, Canada, Europe

The following table, based on data compiled by Pay Governance as of December 31, 2022, shows a comparison of FirstCash’s market cap, revenues, assets and relative percentile rank to the 2023 Peer Group (dollars in millions):

	2023 Peer Group Median	FirstCash	FirstCash Percentile of 2023 Peer Group
Market cap	$1,608	$4,026	70th
Revenues	$2,697	$2,729	51st
Assets	$3,472	$3,905	54th

2023 Say-on-Pay Vote and Stockholder Dialogue

At the Company’s 2023 Annual Meeting of Stockholders, the stockholders overwhelmingly approved the 2022 compensation of the NEOs, with 97% of the votes cast in favor of the Company’s compensation programs.

Additionally, the Company’s senior executives, who meet regularly with significant stockholders, did not receive substantive comments or inquiries regarding concerns around the compensation programs during 2023.

Given the strong stockholder support for the Company’s compensation programs evidenced by the 2023 say-on-pay vote and the lack of direct comment from stockholders, the Company did not engage in a specific outreach program with stockholders regarding changes to its executive compensation program. Future advisory votes on executive compensation will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

The following chart details the history of strong and consistent stockholder approval of the Company’s compensation program over the past five years:

Elements of Compensation

The Company’s compensation plan for its NEOs is focused on total direct compensation, which is primarily performance-based and at-risk, with a substantially smaller guaranteed portion. The compensation paid to the CEO, COO and CFO currently includes salary, annual performance-based cash incentives and long-term incentive compensation in the form of performance-based and time-based restricted stock awards. The following table summarizes the key elements of compensation in 2023 for the CEO, COO and CFO:

	Salary	Annual Performance Incentive Program (“APIP”)	Long-Term Incentive Program (“LTIP”)
Form of compensation	Cash	Cash	Equity — Restricted Stock Awards
Type	Fixed	Performance-based	50% Performance-based 50% Time-based
Purpose	Fixed pay	Drive short-term financial performance and growth	Drive long-term growth, align management interests with those of stockholders and promote retention
Performance period	Ongoing	1 year	3 years
Performance measures	N/A	Adjusted earnings per share Adjusted EBITDA Adjusted net revenue	Adjusted net income Relative stockholder return
Performance determination	Based on performance, experience and expertise	Formulaic	Formulaic

Compensation paid to the AFF president includes the same elements, with both the annual and long-term performance elements structured similarly to the plans outlined above for the CEO, COO and CFO, but with certain performance metrics specific to the retail POS payment solutions segment operating results for which the AFF president is primarily responsible.

Compensation paid to the SVP – Latin American Operations includes salary, discretionary cash bonus and long-term incentive compensation in the form of time-based restricted stock awards.

“At-Risk” Pay Mix

A significant portion of the compensation for the Company’s CEO, COO, CFO and AFF president is in the form of at-risk variable compensation. All annual cash awards and the 50% of long-term equity awards are variable under objective, performance-based plans, with the only significant element of fixed compensation being each NEO’s salary and the portion of the restricted stock award grant which is time-based. Time-vested equity awards under the long-term incentive plan cliff vest at the end of a three-year period and ultimate value at vesting will reflect the value of the Company’s stock at the time of vesting. The Company does not provide other supplemental retirement plans or other non-qualified plans, which are typically not performance-based. Accordingly, the Company believes the pay mix for the NEOs appropriately aligns their interests with those of its stockholders.

The mix of compensation elements at target award levels for the CEO used in 2023 is as follows:

The mix of compensation elements at target award levels for the average of the COO, CFO and the AFF president used in 2023 is as follows:

Key Features of the Executive Compensation Program

The Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights the Company’s current executive compensation practices—both the practices it believes will drive performance and mitigate risk (left column) and the practices it has not implemented or eliminated because it does not believe they would serve stockholders’ long-term interests (right column).

What The Executive Compensation Program Does:	What The Executive Compensation Program Does Not Do:
Emphasizes an appropriate mix of cash and equity, annual and long-term compensation and fixed and variable pay. For 2023, 100% of the APIP (as defined below) and 50% of LTIP (as defined below) awards for the CEO, COO, CFO and AFF president are performance-based and use multiple metrics in each plan	Does not provide for annual cash incentive compensation payouts based on a single performance metric, reducing compensation program risk as a result
Pays senior executives’ salaries commensurate with their backgrounds, years of experience, special skill sets and competitive practice	Does not provide guaranteed salary increases or guaranteed incentive-based or other long-term compensation payouts to executives
Provides annual cash incentive awards that are tied directly to the Company’s performance, which is based on achievement of target earnings and net revenue metrics	Does not normally contemplate discretionary cash awards to the CEO, COO, CFO and AFF president, but does recognize that there may be situations when judgment can and should be exercised in the context of unusual and unanticipated circumstances
Caps the maximum annual incentive award and long-term performance award for the CEO, COO, CFO and AFF president and provides minimum performance thresholds below which no incentive awards are granted, serving to manage compensation program risk
Does not provide for automatic minimum payout awards for annual or long-term performance-based awards
Provides annual grants of long-term performance-based equity awards based on attainment of cumulative long-term growth targets for adjusted net income along with relative total stockholder returns coupled proportionally with time-vested awards

Equity awards are forfeited if the executive leaves the Company voluntarily (other than retirement) or is terminated before the vesting date, which is generally three years from the date of grant for the senior executives	Does not dilute the Company’s stockholders with excessive equity grants to employees. The Company’s 2023 “burn rate,” or stock awards granted (assuming achievement of target award outcomes) as a percentage of the weighted-average common shares outstanding, was 0.36%
Change in control provisions for the senior executive officers have “double-trigger” severance and equity benefits in the event of involuntary termination following a change in control in exchange for a two-year non-compete and non-solicitation agreement
Does not provide for “single-trigger” severance upon a change in control or excise tax gross-up protection for executives in connection with a change in control
Cash severance payments to senior executive officers for a non-change-in-control termination without cause are capped at 50% of the sum of current salary and average cash bonus over the past three years	Does not provide tax gross-ups for severance payments or any other benefits
Senior executives participate in the same 401(k) retirement plan as all other domestic employees and receive modest perquisites with a sound business rationale	Does not provide supplemental retirement plans, non-qualified deferred compensation plans or other excessive executive perquisites
Subjects all incentive-based compensation to a “clawback” policy that requires the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to NEOs	Does not encourage unnecessary or excessive risk-taking as a result of the Company’s compensation policies
Requires NEOs and directors to meet robust stock ownership guidelines	Does not permit hedging of Company stock

Salary

The Company offers what it believes to be competitive salaries to its NEOs. The salary must be sufficient to attract and retain talented executives and provide a secure base of cash compensation. In addition, salary levels for the Company’s NEOs are set at levels the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in the Company’s peer group, taking into consideration the NEO’s position, tenure, responsibility and need for special expertise. In setting the CEO’s salary in particular, the Compensation Committee believes Mr. Wessel’s long tenure with the Company, including 17 years as the CEO, and the significant complexity of operating over 3,000 pawn locations in five countries along with the AFF business line, warrants a salary above the median for the peer group.

Annual salary increases, typically determined in January of each year, are not guaranteed. Salary increases, if any, take into account factors such as the executive’s performance against job expectations, changes in the market, increased job responsibilities and experience. The increases were aligned with the overall salary increase budget in 2023 for the entire organization.

The following table details each NEO’s salary amounts for 2023, 2022 and 2021:

	2023		2022		2021
NEO	Base Salary	% Change Over Prior-Year Period	Base Salary	% Change Over Prior-Year Period	Base Salary
Rick L. Wessel, CEO	$1,321,593	5%	$1,258,660	4%	$1,210,250
T. Brent Stuart, COO	815,451	5%	776,620	4%	746,750
R. Douglas Orr, CFO	759,213	5%	723,060	4%	695,250
Howard F. Hambleton, AFF President	630,000	5%	600,000
Raul R. Ramos, SVP – Latin American Operations	500,000	4%	481,893	3%	467,857

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the NEOs are intended to drive annual operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Program (“APIP”)

The CEO, COO and the CFO are granted opportunities to earn annual cash incentive compensation through the APIP based upon the achievement of annual performance goals established by the Compensation Committee, which are tied to specified objective performance measures that are designed to reinforce the Company’s focus on growth and profitability. The majority of the performance targets are established by the Compensation Committee using the Company’s annual operating plan prepared by management and reviewed and approved by the Board of Directors at the beginning of each year. The Company’s level of achievement of the performance goals will result in the payment of a cash incentive award equal to a percentage of the salary of the participating NEO.

Under the APIP, the CEO may earn an annual cash incentive between 0% and 300% of his salary, while the COO and CFO may earn between 0% and 200% of their respective salaries. The target APIP award is 150% of salary for the CEO and 125% of the respective salaries for the COO and CFO. The range of percentages and target awards for each participating NEO are based on the scope of the officer’s responsibilities, internal pay equity and competitive considerations, and is reviewed annually by the Compensation Committee. There were no changes in the range of percentage payouts and target awards for 2023 compared to 2022.

In February 2023, the Compensation Committee established the following performance measures and weightings for the 2023 APIP:

Performance Measure	Weighting
Adjusted diluted earnings per share	50%
Adjusted EBITDA	25%
Adjusted net revenue (gross profit)	25%

The Compensation Committee believes the nature and weighting of the performance measures should provide an appropriate mix of short-term targets directed primarily at earnings growth:

•Adjusted diluted earnings per share represents the performance metric which the Compensation Committee believes is most closely correlated to stockholder returns over a one-year period.
•Adjusted EBITDA also measures the achievement of earnings targets but excludes the impact of share issuances/repurchases, financing activities, income taxes and non-cash depreciation/amortization expenses, resulting in a more precise measure of pure operating profitability.
•Adjusted net revenue measures both the amount and quality of top-line revenue growth, as it includes a profitability component (gross profit), which includes the impact of cost of goods sold, lease-to-own depreciation expense and lease and loan loss provisioning.

The 2023 APIP financial performance goals were set in early February 2023 using target growth rates over 2022 actual results, as follows (dollars in thousands, except per share amounts):

Performance Measure	2022 Actual	Target 2023 Growth Rate	2023 Target
Adjusted diluted earnings per share	$5.19	11%	$5.75
Adjusted EBITDA	$437,344	9%	$475,000
Adjusted net revenue (gross profit)	$1,314,940	9%	$1,432,000

The following table sets forth the threshold, target and maximum performance goals for each performance measure and the actual performance achieved during 2023 (dollars in thousands, except per share amounts):

	2023 Performance Ranges			2023 Actual Performance	2023 Actual Performance As % of Target
Performance Measure	Threshold	Target	Maximum
Adjusted diluted earnings per share	$5.40	$5.75	$6.10	$6.06	105%
Adjusted EBITDA	$446,000	$475,000	$503,000	$511,732	108%
Adjusted net revenue (gross profit)	$1,345,000	$1,432,000	$1,518,000	$1,507,239	105%

The Compensation Committee believes the amounts earned under the 2023 APIP appropriately reflect the Company’s strong operating results for 2023:

•Adjusted earnings per share was a record $6.06 per share, an increase of 17% over the prior year, which represented achievement between the target and maximum payout percentages.
•Adjusted EBITDA was a record $512 million, an increase of 17% over the prior year, which exceeded the maximum payout range. Accordingly, the award was capped at the maximum payout percentage.
•Adjusted net revenue was $1.5 billion, an increase of 15% over the prior year, which represented achievement between the target and maximum payout percentages.

The following table sets forth the threshold, target and maximum percentages of each eligible NEO’s salary available to be earned, the percentage of each participant’s salary earned based on the actual performance achieved and the actual award paid in total for the three performance measures described above:

				Award Earned Based on Actual Performance (% of Salary)	Cash Incentive Award Earned Based on Actual Performance
	Potential Award (% of Salary)
NEO	Threshold	Target	Maximum
Rick L. Wessel, CEO	25%	150%	300%	288%	$3,805,580
T. Brent Stuart, COO	25%	125%	200%	194%	$1,581,788
R. Douglas Orr, CFO	25%	125%	200%	194%	$1,472,699

Summary of Historical Payout Results of the APIP

The Compensation Committee believes the historical payouts under the APIP demonstrate sufficient rigor in its annual goal-setting process. Over the past five years:

•The average APIP payout to the CEO was 211%, compared to a target payout of 150% and a maximum payout of 300%
•The average APIP payout to the COO and CFO was 153%, compared to a target payout of 125% and a maximum payout of 200%
•The maximum payout was not achieved during the five-year period

The following chart details the actual APIP award percentage payout over the past five years to the CEO, COO and CFO (shown as percentage of base salary):

APIP Award Payout Percentage
300%
200%
100%
—%
208%
95%
201%
264%
288%
154%
95%
138%
182%
194%
CEO
COO/CFO
2019
2020
2021
2022
2023

AFF President Annual Performance-Based Incentive Compensation

The compensation program for the AFF president, Mr. Hambleton, provides him the opportunity to earn annual cash incentive compensation based solely upon the achievement of annual performance goals tied to specified objective performance measures weighted equally between the earnings performance of the AFF segment and the Company’s consolidated performance results. The performance targets are established by the Compensation Committee using the Company’s annual operating plan prepared by management and reviewed and approved by the Board of Directors at the beginning of each year. The level of achievement of the performance goals can result in the payment of a cash incentive award equal to between 0% and 200% of Mr. Hambleton’s salary, with a target award equal to 125% of his salary.

In February 2023, the Compensation Committee established the following performance measures and weightings for the AFF president’s annual cash incentive compensation:

Performance Measure	Weighting
AFF segment adjusted EBITDA (1)	25%
AFF segment expenses (1)	25%
FirstCash consolidated adjusted diluted earnings per share (2)	25%
FirstCash consolidated adjusted EBITDA (2)	25%

(1)The threshold, target and maximum performance goals for these performance measures were 94%, 100% and 106% of the respective performance measure.

(2)The threshold, target and maximum performance goals for these performance measures were identical to those used in the APIP for the CEO, COO and CFO as described above.

The AFF segment adjusted EBITDA for 2023 exceeded the maximum target amount and, accordingly, the award was capped at the maximum payout percentage, while the AFF segment expense goal was attained at 105% of the target amount. As described in the APIP discussion above, the Company achieved between the target and the maximum payout percentage for the adjusted diluted earnings per share performance measure and achieved the maximum payout percentage for the adjusted EBITDA performance measure.

The following table sets forth the threshold, target and maximum percentages of Mr. Hambleton’s salary available to be earned, the percentage of his salary earned based on the actual performance achieved and the actual award paid:

				Award Earned Based on Actual Performance (% of Salary)	Cash Incentive Award Earned Based on Actual Performance
	Potential Award (% of Salary)
NEO	Threshold	Target	Maximum
Howard F. Hambleton, AFF President	25%	125%	200%	196%	$1,236,375

Other Cash Bonuses

Mr. Ramos, SVP – Latin American Operations and a NEO, and other key employees are paid annual discretionary cash bonuses to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. While the Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses, these bonuses are typically determined by evaluating financial and strategic targets such as segment operating profits and key performance metrics, among other criteria. These cash bonuses may reflect a material part of the employees’ overall compensation, with payments commensurate with the employees’ position, responsibilities and individual and overall Company performance. The resulting 2023 cash bonus award of $800,000 to Mr. Ramos was reviewed and approved by the Compensation Committee based on the CEO’s recommendation. The award for 2023 was reflective of Mr. Ramos’ contributions in leading the Latin American pawn revenues and earnings growth in 2023 compared to 2022, as highlighted above.

Long-Term Incentive Compensation

The Company grants annual equity awards to its NEOs and certain other employees to provide incentive for them to achieve targeted levels of financial performance, stay with the Company over the long term and align their interests with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by NEOs and other employees. Generally, these awards are established and granted in late January or early February of each year. The date of grant for all equity awards is the date of Compensation Committee approval. The Company believes all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

While the use of equity awards is an important part of the Company’s overall executive compensation program, the Company is also aware of its responsibility to its stockholders to exercise judgement in the granting of such awards. As a result, the Company monitors its annual share usage, or “burn rate,” and the potential dilutive impact of equity awards on its stockholders.

The annual share usage, or burn rate, of equity awards for the last three years was as follows:

	2023	2022	2021
Total restricted stock awards granted at target (annual share usage)	164,703	151,796	122,410
Weighted-average common shares outstanding	45,452,000	47,213,000	40,975,000
Annual share usage as percentage of shares outstanding (burn rate)	0.36%	0.32%	0.30%

Long-Term Incentive Program (“LTIP”)

The Compensation Committee has established an LTIP for the CEO, COO and CFO with all of the awards provided in the form of time-based and performance-based restricted stock awards which vest over a three-year period. In addition, all of the long-term incentive awards for the AFF president are structured similarly. These awards are designed to provide alignment of executives’ interests with those of stockholders through long-term ownership of Company stock. For 2023, 50% of the awards are contingent upon the Company attaining defined performance goals tied to earnings and stockholder return metrics over a three-year period and 50% are time-based with cliff vesting after three years.

To determine the number of performance-based restricted stock awards that vest under the LTIP, the Compensation Committee measures the cumulative performance of the Company at the end of the three-year performance period against the cumulative performance goals approved by the Compensation Committee typically in the first quarter of the year of the initial grant. The Company’s level of achievement of the performance goals set forth in the cumulative performance period will result in the vesting of the performance-based awards between zero and 150% of a stated target number of shares, while the time-vested awards are fixed at target. The target number of shares for each participating executive officer is based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations and is reviewed annually by the Compensation Committee.

2023 LTIP Grants

In February 2023, performance-based and time-based restricted stock awards were granted under the LTIP to the CEO, COO and CFO. The Compensation Committee established the following vesting conditions, award weightings and performance/service periods for the February 2023 awards:

Performance-Based Restricted Stock Awards
Performance Measure	Weighting (At Target)	Cumulative Performance Period
Adjusted net income	25%	January 1, 2023 — December 31, 2025
3-year relative TSR vs. compensation peers	25%	January 1, 2023 — December 31, 2025

Time-Based Restricted Stock Awards
Service Condition	Weighting	Service Period
Time vested award (three-year cliff vesting)	50%	Vesting Date — December 31, 2025

The Compensation Committee believes the nature and weighting of the LTIP awards granted for 2023 provide an appropriate mix of long-term targets directed at core earnings growth, total stockholder returns and executive retention.

•The adjusted net income performance measure provides what the Compensation Committee believes is the most meaningful measure of the Company’s true long-term operating performance. The adjusted net income measure excludes certain items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. The adjusted net income cumulative three-year performance goal, which was established in February 2023, is based on target adjusted net income for 2023 (on a basis which was equivalent to the level of the target adjusted net income metric used in the APIP) with increases in 2024 and 2025 based on long-term growth rates established by the Compensation Committee. The Compensation Committee has elected not to disclose adjusted net income goals for the 2023-2025 LTIP grants due to the potential to cause competitive harm and to remain consistent with the Company’s policy of not providing long-term guidance to the market.
•The TSR measure is tied directly to the Company’s share price and dividend payouts compared to its defined compensation peers. This metric measures management’s ability to create future stockholder value and further aligns the interests of management and the Company’s stockholders. The three-year TSR target was established at the 50th percentile of the 2023 Peer Group. The threshold TSR award was set at the 25th percentile while the maximum TSR award was set at the 75th percentile.
•Time-vested awards provide a further executive retention incentive and are structured so that the awards do not vest unless the executive remains employed for the three-year period ending December 31, 2025. These awards further align executives’ interests with those of stockholders through long-term ownership of Company stock.

The Compensation Committee, with the assistance of Pay Governance, benchmarked the structure, performance measures and weighting of the Company’s LTIP award program with that of its peer group and determined the Company’s program was substantially in-line with its peers.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities and the respective grant date fair value of the performance-based awards for the 2023 LTIP Grants:

	CEO			COO			CFO
	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum
Considered Award Value (2):
Adjusted net income	$428,750	$1,715,000	$2,572,470	$157,250	$629,000	$943,475	$140,250	$561,000	$841,527
TSR relative to the Company’s peer group	857,500	1,715,000	2,572,500	314,500	629,000	943,500	280,500	561,000	841,500
Total	$1,286,250	$3,430,000	$5,144,970	$471,750	$1,258,000	$1,886,975	$420,750	$1,122,000	$1,683,027

Award Shares Granted (3):
Adjusted net income	4,772	19,088	28,631	1,750	7,001	10,501	1,561	6,244	9,366
TSR relative to the Company’s peer group	9,544	19,087	28,632	3,500	7,000	10,501	3,122	6,244	9,366
Total	14,316	38,175	57,263	5,250	14,001	21,002	4,683	12,488	18,732

(1)No award is earned if actual performance is less than the performance measure threshold amounts.

(2)The considered award values are amounts determined by the Compensation Committee in setting target compensation and are used to determine the number of award shares granted. These values do not represent the grant date fair value shown in the “Stock Awards” column of the Summary Compensation Table (“SCT”) below.

(3)Award shares granted are determined by dividing the considered award values by the average of the closing price of the Company’s stock over the 45 trading days immediately prior to the grant date, which was $89.85 per share.

Time-based restricted stock awards represented 50% of the target LTIP awards granted in February 2023. The time-based awards have a three-year cliff vesting schedule under which the shares will vest if the participant remains employed by the Company through December 31, 2025.

The following table sets forth each participant’s time-based stock grant award value and shares granted:

Participant	Considered Award Value (1)	Award Shares Granted (2)
Rick L. Wessel, CEO	$3,430,000	38,174
T. Brent Stuart, COO	1,258,000	14,001
R. Douglas Orr, CFO	1,122,000	12,487

(1)The considered award values are amounts determined by the Compensation Committee in setting target compensation and are used to determine the number of award shares granted. These values do not represent the grant date fair value shown in the “Stock Awards” column of the SCT below.

(2)Award shares granted are determined by dividing the considered award values by the average of the closing price of the Company’s stock over the 45 trading days immediately prior to the grant date, which was $89.85 per share.

Historical LTIP Grants and Performance

2020 LTIP Grants — In January 2020, the CEO, COO and CFO were granted performance-based restricted stock awards under the LTIP. Given the unforeseeable impact of COVID-19 on the long-term attainability of the awards, they were canceled and no award was earned or vested from the original grant.

In December 2020, the Compensation Committee awarded a replacement 2020 grant, which included performance-based restricted stock awards under the LTIP. Two-thirds of these awards had a two-year cumulative performance period that began on January 1, 2021 and ended on December 31, 2022, with performance measures of adjusted net income and store additions over the two-year cumulative performance period. The cumulative actual performance and payout percentage of these awards were provided in last year’s proxy. The remaining one-third of these awards had a three-year cumulative performance period that began on January 1, 2021 and ended on December 31, 2023, with a performance measure of relative TSR over the three-year cumulative performance period.

The following table sets forth the three-year cumulative performance goal for the relative TSR performance measure and the actual three-year cumulative performance achieved:

	Cumulative Performance Goal			Cumulative Actual Performance	Payout as a % of Target Shares
2020 Grant Performance Measure	Threshold	Target	Maximum
Relative TSR (percentile) (1)	25th	50th	75th	81st	150%

(1)The Company’s TSR as a percentile of the Company’s compensation peer group established for 2020.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities for the relative TSR award based on the achievement of the three-year cumulative performance goal and the actual number of shares that vested based on the actual three-year cumulative performance period that ended on December 31, 2023:

	Potential Performance-Based Share Award				Shares Awarded Based on Actual Three-Year Cumulative Performance
				Payout as a % of Target Shares
Participant	Threshold	Target	Maximum
Rick L. Wessel, CEO	8,270	16,539	24,809	150%	24,809
T. Brent Stuart, COO	2,757	5,514	8,271	150%	8,271
R. Douglas Orr, CFO	2,757	5,514	8,271	150%	8,271

2021 LTIP Grants — In 2021, the CEO, COO and CFO were granted performance-based and time-based restricted stock awards under the LTIP.

The performance-based awards had a three-year cumulative performance period that began on January 1, 2021, and ended on December 31, 2023, with performance measures of adjusted net income, store additions and relative TSR over the three-year cumulative period.

The following table sets forth the three-year cumulative performance goals for each of the performance measures and the actual three-year cumulative performance achieved (dollars in thousands):

		Cumulative Performance Goals			Cumulative Actual Performance	Payout as a % of Target Shares
2021 Grant Performance Measure	Weight	Threshold	Target	Maximum
Adjusted net income (1)	25%	$399,000	$431,000	$463,000	$684,090	150%
Store additions (2)	25%	239	258	278	355	150%
Relative TSR (percentile) (3)	25%	25th	50th	75th	81st	150%
Weighted Total Payout						150%

(1)Adjusted net income as presented in the Company’s SEC filings.

(2)Comprised of new store openings, store acquisitions and strategic relocations of existing or acquired store assets occurring during the measurement period.

(3)The Company’s TSR as a percentile of the Company’s compensation peer group established for 2021.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities for the performance-based awards based on the achievement of the respective three-year cumulative performance goals and the actual number of shares that vested based on the actual three-year cumulative performance period that ended on December 31, 2023:

					Shares Awarded Based on Actual Three-Year Cumulative Performance
	Potential Share Award			Payout as a % of Target Shares
Participant	Threshold	Target	Maximum
Rick L. Wessel, CEO	14,715	44,145	66,216	150%	66,216
T. Brent Stuart, COO	5,093	15,282	22,922	150%	22,922
R. Douglas Orr, CFO	5,093	15,282	22,922	150%	22,922

The remaining 25% of the 2021 LTIP grant was time-based restricted stock awards having a three-year cliff vesting schedule under which the shares vested if the participant remained employed by the Company through December 31, 2023. The CEO, COO and CFO continued to be employed as of December 31, 2023; therefore, each vested in 14,715 shares, 5,093 shares and 5,093 shares, respectively, on December 31, 2023.

2022 LTIP Grants — In 2022, the CEO, COO and CFO were granted performance-based and time-based restricted stock awards under the LTIP. The performance-based awards have a three-year cumulative performance period that began on January 1, 2022 and ends on December 31, 2024. The time-based awards have a three-year cliff vesting schedule under which the shares will vest if the participant remains employed by the Company through December 31, 2024. These grants are more fully described in the table of Outstanding Equity Awards as of December 31, 2023 provided later in this section.

Summary of Historical LTIP Payout Results

The historical payout results for the LTIP indicate the performance goals have historically demonstrated a sufficient level of rigor. For the past four award cycles with completed performance periods (the 2018, 2019, 2020 and 2021 grants):

•The average LTIP payout for the four-year period was 105% of the target award
•The maximum LTIP payout of 150% of target was only achieved for one grant, the 2021 award
•The 2019 grant resulted in no payout to the executives

The following chart details the LTIP award earned over the performance period by each participating NEO (CEO, COO & CFO) for the 2018, 2019, 2020 and 2021 grants:

Long-Term Equity Awards to Other NEOs

The 2023 long-term equity awards granted in February 2023 to the AFF president were structured similarly to the 2023 LTIP awards described above for the CEO, COO and CFO. Mr. Hambleton received performance-based restricted stock awards tied to AFF EBITDA and the Company’s relative TSR performance, both weighted equally and over a three-year performance period. The total threshold, target and maximum performance-based award were 2,504 shares, 6,678 shares and 10,017 shares, respectively. In addition, Mr. Hambleton was granted 6,678 time-based restricted stock awards that have a three-year cliff vesting schedule under which the shares will vest if he remains employed by the Company through December 31, 2025. Additionally, in February 2023, the Company granted 4,000 time-based restricted stock awards to Mr. Ramos, SVP – Latin American Operations, which vest in five equal annual installments and become fully vested in February 2028. The amount, structure and applicable performance targets were reviewed and approved by the Compensation Committee.

Perquisites and Personal Benefits

The NEOs received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel, such as benefits provided to all full-time employees, including matching contributions to 401(k) accounts, health insurance, life insurance and disability insurance. Certain NEOs received perquisites, such as automobile allowances, club memberships, and, for the CEO, opportunities for personal travel using the Company’s aircraft.

The Company does not provide supplemental non-qualified retirement or deferred compensation plans to any of its executives.

The aggregate incremental cost to the Company during 2023 of such benefits is reflected in the Summary Compensation Table below.

Anti-Hedging and Pledging Policy

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

The insider trading policy generally prohibits directors, officers and employees from purchasing Company securities on margin, borrowing against Company securities held in a margin account or pledging any Company securities as collateral for a loan. However, an exception to the prohibition from pledging Company securities as collateral for a loan may be granted, on a case-by-case basis, where the Company determines that such a pledge would not pose a material risk to the Company or its stockholders.

Additional details regarding these policies are provided in the “Corporate Governance, Board Matters and Director Compensation –Anti-Hedging and Pledging Policy” section of this Proxy Statement.

Executive Stock Ownership and Retention Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines pursuant to which all NEOs are expected to own shares of Company stock or hold unvested time-based restricted stock awards equal in total to a multiple of the NEO’s salary, as follows:

Current Named Executive Officers	Target Multiple			Current Multiple as of April 22, 2024
Rick L. Wessel, CEO	5	x	Salary	90.4	x	Salary
T. Brent Stuart, COO	3	x	Salary	16.3	x	Salary
R. Douglas Orr, CFO	3	x	Salary	31.9	x	Salary
Howard F. Hambleton, AFF President	1	x	Salary	6.9	x	Salary
Raul R. Ramos, SVP – Latin American Operations	1	x	Salary	7.4	x	Salary

Until a NEO has satisfied the stock ownership guidelines, they are required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by a NEO will be permitted only to the extent the NEO will continue to meet the guidelines immediately following such sale. NEOs have five years after they first become eligible for the executive stock ownership guidelines to achieve the target multiple. Stock options and unvested performance shares or performance share units do not count toward satisfying stock ownership guidelines for executives. As of December 31, 2023 and the date of this report, all of the NEOs met the Company’s stock ownership guidelines.

Clawback Policy

Effective October 25, 2023, the Company’s Board of Directors adopted an updated executive compensation recovery, or “clawback,” policy that complies with applicable listing standards of Nasdaq and Rule 10D-1 under the Exchange Act, and is filed as Exhibit 97.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 5, 2024. The clawback policy applies to current and former executive officers in the event the Company is required to restate its financial statements. Pursuant to the policy, the Compensation Committee is required to seek recovery of any incentive compensation received by executive officers during the three years preceding such restatement where (i) the payment or award grant was calculated based on achievement of the misstated financial results; and (ii) a lower payment or award grant would have been made to the executive based upon the restated financial results.

Compensation Plan Actions for 2024

As a result of the continued efforts to align pay programs with market best practices, the Company has made certain minor changes in the APIP and peer group beginning in 2024, based on recommendations from Pay Governance and the Compensation Committee as further described below.

APIP

The Compensation Committee kept the performance measures consistent but equalized the weighting between the adjusted diluted earnings per share (previously at 50%) and the adjusted EBITDA measure (previously at 25%). The Compensation Committee established the following performance measures and weightings for the 2024 APIP:

Performance Measure	Weight
Adjusted diluted earnings per share	37.5%
Adjusted EBITDA	37.5%
Adjusted net revenue (gross profit)	25.0%

The threshold, target and maximum APIP percentages, expressed as a percentage of salary, did not change for 2024 for the CEO, COO and CFO. The short-term incentive award structures for the other NEOs remain similar to those utilized in 2023.

LTIP

The long-term incentive award structures for the CEO, CFO, COO and other NEOs remain identical to those utilized in 2023.

Peer Group

Using updated financial metrics at the end of 2023, Pay Governance reviewed the composition of the Company’s compensation peer group. As a result, Pay Governance recommended that Designer Brands, Inc., LendingClub Corporation and Ollie’s Bargain Outlet Holdings, Inc. be removed from the peer group due to their significantly lower market caps compared to the overall peer group and that Advance Auto Parts, Inc., Burlington Stores, Inc. and SoFi Technologies, Inc. should be added to create the 2024 Peer Group based on improved industry and size alignment. This new 2024 Peer Group was adopted by the Compensation Committee in January 2024 and used to evaluate pay decisions in 2024.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:
James H. Graves
Daniel E. Berce
Mikel D. Faulkner

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The following table summarizes the total compensation paid or earned by the 2023 NEOs for the years ended December 31, 2023, 2022 and 2021. Mr. Hambleton was not a named executive officer for 2021.

					Non-
					Equity
					Incentive
					Plan	All Other
Name and				Stock	Compen-	Compen-
Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	$	$	$ (1)	$ (2)	$ (3)	$
Rick L. Wessel,	2023	1,321,593	—	7,016,337	3,805,580	113,385	12,256,895
Vice-Chairman, Chief	2022	1,258,660	—	5,155,277	3,327,582	95,316	9,836,835
Executive Officer	2021	1,210,250	—	3,453,904	2,428,064	83,249	7,175,467

T. Brent Stuart,	2023	815,451	—	2,573,318	1,581,788	19,660	4,990,217
President, Chief	2022	776,620	—	1,788,532	1,414,905	17,346	3,997,403
Operating Officer	2021	746,750	—	1,195,664	1,029,115	—	2,971,529

R. Douglas Orr,	2023	759,213	—	2,295,101	1,472,699	10,661	4,537,674
EVP, Chief Financial	2022	723,060	—	1,788,532	1,317,325	—	3,828,917
Officer, Secretary,	2021	695,250	—	1,195,664	958,141	—	2,849,055
Treasurer

Howard F. Hambleton (4)	2023	630,000	—	1,227,382	1,236,375	—	3,093,757
AFF President	2022	600,000	—	789,072	600,000	—	1,989,072

Raul R. Ramos,	2023	500,000	800,000	367,040	—	11,010	1,678,050
SVP – Latin American	2022	481,893	750,000	279,120	—	10,385	1,521,398
Operations	2021	467,857	750,000	234,720	—	—	1,452,577

(1)Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock awards granted, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The grant date fair value of time-based restricted stock awards was based on the closing market price of the Company’s Common Stock on the date of grant multiplied by the number of restricted stock awards granted. The grant date fair value of performance-based restricted stock awards that may be earned based on achievement of certain performance measures was based on the closing price of the Company’s Common Stock on the date of grant and the probable outcome of performance-based conditions at the time of grant. The grant date fair value for performance-based restricted stock awards that may be earned based on relative TSR performance was determined using a Monte-Carlo simulation model. If achievement of the highest level of performance-based conditions is assumed, the grant date fair value of the stock awards granted to Messrs. Wessel, Stuart, Orr, Hambleton and Ramos would be $8,757,299, $3,211,875, $2,864,655, $1,531,933 and $367,040, respectively.

(2)Amounts represent cash incentive awards earned under the terms of the Company’s APIP which provide for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria, as more fully described in the “Compensation Discussion and Analysis” above.

(3)The Company provides the NEOs with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual NEOs for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s all other compensation for 2023 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $8,250, an automobile allowance of $8,849, reimbursement for dues at a country club in the amount of $35,723, Company-paid health insurance premiums in the amount of $9,458 and personal use of the corporate aircraft in the amount of $51,105. The incremental cost of the personal use of the corporate aircraft was determined on a per-flight and/or hours-used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.

Mr. Stuart’s all other compensation for 2023 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $8,250 and reimbursement for dues at a country club in the amount of $11,410.

Mr. Orr’s all other compensation for 2023 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $8,250 and reimbursement for dues at a business/athletic club in the amount of $2,411.

Mr. Ramos’ all other compensation for 2023 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $8,250 and reimbursement for dues at a country club in the amount of $2,760.

(4)Mr. Hambleton joined the Company in December 2021, in conjunction with the AFF acquisition, as the AFF president.

Grants of Plan-Based Awards for 2023

The following table provides information regarding individual grants of plan-based awards to the NEOs during 2023. Except as set forth below, there were no other grants of equity or non-equity awards to NEOs during 2023.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards (5) $
		Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)
Wessel
APIP	—	82,600	1,982,390	3,964,779	—	—	—	—		—
LTIP - Performance-based	2/1/23	—	—	—	4,772	38,175	57,263	—		3,513,491
LTIP - Time-based	2/1/23	—	—	—	—	—	—	38,174	(3)	3,502,846

Stuart
APIP	—	50,966	1,019,314	1,630,902	—	—	—	—		—
LTIP - Performance-based	2/1/23	—	—	—	1,750	14,001	21,002	—		1,288,586
LTIP - Time-based	2/1/23	—	—	—	—	—	—	14,001	(3)	1,284,732

Orr
APIP	—	47,451	949,016	1,518,426	—	—	—	—		—
LTIP - Performance-based	2/1/23	—	—	—	1,561	12,488	18,732	—		1,149,294
LTIP - Time-based	2/1/23	—	—	—	—	—	—	12,487	(3)	1,145,807

Hambleton
APIP	—	39,375	787,500	1,260,000	—	—	—	—		—
LTIP - Performance-based	2/1/23	—	—	—	835	6,678	10,017	—		614,609
LTIP - Time-based	2/1/23	—	—	—	—	—	—	6,678	(3)	612,773

Ramos
LTIP - Time-based	2/1/23	—	—	—	—	—	—	4,000	(4)	367,040

(1)Amounts represent threshold, target and maximum potential cash payouts of annual performance-based incentive compensation, which are described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The actual payouts awarded were $3,805,580, $1,581,788, $1,472,699 and $1,236,375 to Messrs. Wessel, Stuart, Orr and Hambleton, respectively, and such amounts are reflected in the “Summary Compensation Table” above.

(2)Amounts represent threshold, target and maximum potential payouts of performance-based restricted stock awards, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above.

(3)Time-based restricted stock award which cliff vests on December 31, 2025.

(4)Time-based restricted stock award which vests in five equal annual installments and becomes fully vested in February 2028.

(5)Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock awards granted, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The grant date fair value of time-based restricted stock awards was based on the closing market price of the Company’s Common Stock on the date of grant multiplied by the number of restricted stock awards granted. The grant date fair value of performance-based restricted stock awards that may be earned based on achievement of certain performance measures was based on the closing price of the Company’s common stock on the date of grant and the probable outcome of performance-based conditions at the time of grant. The grant date fair value for performance-based restricted stock awards that may be earned based on relative TSR performance was determined using a Monte-Carlo simulation model.

Outstanding Equity Awards as of December 31, 2023

The following table provides information on the holdings of stock awards by the NEOs as of December 31, 2023. Each outstanding stock award is shown separately for each NEO.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Wessel
	38,174	(2)	4,137,680	33,404	(4)	3,620,660
	21,270	(3)	2,305,455	43,427	(5)	4,707,053

Stuart
	14,001	(2)	1,517,568	12,251	(4)	1,327,886
	7,379	(3)	799,810	15,066	(5)	1,633,004

Orr
	12,487	(2)	1,353,466	10,927	(4)	1,184,378
	7,379	(3)	799,810	15,066	(5)	1,633,004

Hambleton
	6,678	(2)	723,828	5,843	(6)	633,323
	3,256	(3)	352,918	6,647	(7)	720,468

Ramos
	4,000	(8)	433,560
	3,200	(9)	346,848
	2,400	(10)	260,136
	1,600	(11)	173,424
	600	(12)	65,034

(1)The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2023, which was $108.39.

(2)Restricted stock award granted in 2023. Vesting is time-based, with 100% scheduled to cliff-vest on December 31, 2025.

(3)Restricted stock award granted in 2022. Vesting is time-based, with 100% scheduled to cliff-vest on December 31, 2024.

(4)The 2023 restricted stock awards granted to the CEO, COO and CFO are eligible for performance-based vesting on December 31, 2025 upon the achievement of performance measures based on a three-year cumulative performance period ending December 31, 2025. The performance measures are defined as adjusted net income growth and relative TSR over the three-year cumulative period. Based on the Company’s achievement of the performance measures to date (through the year ended December 31, 2023), the awards pertaining to the adjusted net income performance measure are reflected at threshold payout and the awards pertaining to the TSR performance measure are reflected at maximum payout, in accordance with SEC guidance. If all of the performance measures for the 2023 performance-based restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 57,263 shares, the COO would earn 21,002 shares and the CFO would earn 18,732 shares.

(5)The 2022 restricted stock awards granted to the CEO, COO and CFO are eligible for performance-based vesting on December 31, 2024 upon the achievement of performance measures based on a three-year cumulative performance period ending December 31, 2024. The performance measures are defined as adjusted net income growth and relative TSR over the three-year cumulative period. Based on the Company’s achievement of the performance measures to date (through the year ended December 31, 2023), the awards pertaining to the adjusted net income performance measure are reflected at threshold payout and the awards pertaining to the TSR performance measure are reflected at maximum payout, in accordance with SEC guidance. If all of the performance measures for the 2022 performance-based restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 74,447 shares and the COO and CFO would each earn 25,829 shares.

(6)The 2023 restricted stock awards granted to the AFF president are eligible for performance-based vesting on December 31, 2025 upon the achievement of performance measures based on a three-year cumulative performance period ending December 31, 2025. The performance measures are defined as AFF segment EBITDA and relative TSR over the three-year cumulative period, which are equally weighted. Based on the Company’s achievement of the performance measures to date (through the year ended December 31, 2023), the award pertaining to the AFF segment EBITDA performance measure is reflected at threshold payout and the award pertaining to the TSR performance measure is reflected at maximum payout, in accordance with SEC guidance. If the performance measures for the 2023 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the AFF president would earn 10,017 shares.

(7)The 2022 restricted stock awards granted to the AFF president are eligible for performance-based vesting on December 31, 2024 upon the achievement of performance measures based on a three-year cumulative performance period ending December 31, 2024. The performance measures are defined as AFF segment EBITDA and relative TSR over the three-year cumulative period, which are equally weighted. Based on the Company’s achievement of the performance measures to date (through the year ended December 31, 2023), the award pertaining to the AFF segment EBITDA performance measure is reflected at threshold payout and the award pertaining to the TSR performance measure is reflected at maximum payout, in accordance with SEC guidance. If the performance measures for the 2022 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the AFF president would earn 11,394 shares.

(8)Restricted stock award granted in 2023. Vesting is time-based, with 20% scheduled to vest on each of February 1, 2024, 2025, 2026, 2027 and 2028.

(9)Restricted stock award granted in 2022. Vesting is time-based, with 20% scheduled to vest on each of February 4, 2023, 2024, 2025, 2026 and 2027.

(10)Restricted stock award granted in 2021. Vesting is time-based, with 20% scheduled to vest on each of January 28, 2022, 2023, 2024, 2025 and 2026.

(11)Restricted stock award granted in 2020. Vesting is time-based, with 20% scheduled to vest on each of January 28, 2021, 2022, 2023, 2024 and 2025.

(12)Restricted stock award granted in 2019. Vesting is time-based, with 20% scheduled to vest on each of February 19, 2020, 2021, 2022, 2023 and 2024.

Stock Awards Vested in 2023

The following table provides information for the NEOs regarding the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized before the payment of any applicable withholding tax and broker commissions:

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($) (2)
Wessel	105,740	11,461,159
Stuart	36,286	3,933,040
Orr	36,286	3,933,040
Hambleton	—	—
Ramos	3,200	289,570

(1)Reflects the gross number of shares received upon the vesting of time-based and performance-based restricted stock awards.

(2)Value realized represents the value as calculated based on the price of the Company’s Common Stock on the vesting date.

The following table details the number of shares acquired on the vesting of restricted stock awards during 2023 and shows the Company’s executives have held the shares acquired, with the exception of those withheld for tax purposes:

		Disposition of Shares Acquired on Vesting of Restricted Stock Awards
Name	Total Shares Vested	Shares Sold	Shares Withheld for Taxes	Remaining Shares Held
Wessel	105,740	—	(35,809)	69,931
Stuart	36,286	—	(11,510)	24,776
Orr	36,286	—	(11,428)	24,858
Hambleton	—	—	—	—
Ramos	3,200	—	—	3,200

Pay Versus Performance

As required by SEC rules, the Company is providing the following information about the relationship between “compensation actually paid” (as computed in accordance with SEC rules) to its Principal Executive Officer (“PEO”) and to its other NEOs and certain financial performance of the Company for the most recently completed fiscal years:

Average
			Summary	Average
			Compen-	Compen-
			sation	sation
	Summary		Table	Actually	Value of Initial Fixed $100
	Compen-	Compen-	Total for	Paid to	Investment Based On:
	sation	sation	Non-PEO	Non-PEO		Peer Group		Adjusted
	Table	Actually	Named	Named	Total	Total		Diluted
	Total for	Paid to	Executive	Executive	Shareholder	Shareholder		Earnings
	PEO (1)	PEO (2)	Officers (3)	Officers (2)	Return (4)	Return (4)	Net Income	Per Share (5)
Year	($)	($)	($)	($)	($)	($)	($)	($)
2023	12,256,895	19,930,731	3,574,925	4,683,793	142.93	136.31	219,301,000	6.06
2022	9,836,835	15,114,505	2,834,198	3,793,799	113.04	126.16	253,495,000	5.19
2021	7,175,467	7,215,249	2,014,574	1,972,295	95.77	130.71	124,909,000	3.94
2020	10,488,603	3,853,657	2,791,299	1,398,643	88.27	98.31	106,579,000	3.01

(1)Rick Wessel was the Company’s PEO in 2020, 2021, 2022 and 2023.

(2)To calculate compensation actually paid (“CAP”), the following amounts were deducted from and added to SCT total compensation:

PEO	2023	2022	2021	2020
SCT total compensation	$12,256,895	$9,836,835	$7,175,467	$10,488,603
Less fair value of stock awards reported in the SCT	(7,016,337)	(5,155,277)	(3,453,904)	(7,478,258)
Plus fair value as of year end of stock awards granted in current year	9,361,536	8,103,054	5,177,226	3,741,817
Change in fair value of stock awards granted in prior years that are outstanding and unvested as of year end	2,201,800	2,287,279	840,071	(2,148,575)
Change in fair value of stock awards granted in prior years that vested during the current year	3,126,837	42,614	(2,523,611)	(749,930)
CAP	$19,930,731	$15,114,505	$7,215,249	$3,853,657

Average of Non-PEO NEO	2023	2022	2021	2020
SCT total compensation	$3,574,925	$2,834,198	$2,014,574	$2,791,299
Less fair value of stock awards reported in the SCT	(1,615,710)	(1,161,314)	(744,532)	(1,458,714)
Plus fair value as of year end of stock awards granted in current year	2,141,786	1,678,775	1,083,099	798,701
Change in fair value of stock awards granted in prior years that are outstanding and unvested as of year end	568,670	443,809	156,478	(605,031)
Change in fair value of stock awards granted in prior years that vested during the current year	14,122	(1,669)	(278,176)	(127,612)
Less fair value of stock awards forfeited during the current year	—	—	(259,148)	—
CAP	$4,683,793	$3,793,799	$1,972,295	$1,398,643

(3)The non-PEO NEOs included in the averages are the following individuals for each of the years shown:

2023	2022	2021	2020
T. Brent Stuart	T. Brent Stuart	T. Brent Stuart	T. Brent Stuart
R. Douglas Orr	R. Douglas Orr	R. Douglas Orr	R. Douglas Orr
Howard F. Hambleton	Howard F. Hambleton (i)	Anna M. Alvarado (ii)	Anna M. Alvarado
Raul R. Ramos	Raul R. Ramos	Raul R. Ramos	Raul R. Ramos

(i)Mr. Hambleton joined the Company in December 2021, in conjunction with the AFF acquisition, as the AFF president.

(ii)Ms. Alvarado resigned from the Company effective October 8, 2021.

(4)For the relevant year, represents the cumulative TSR of the Company and the S&P MidCap 400 – Financials Index from December 31, 2019 though the respective measurement periods ending on December 31 of 2023, 2022, 2021 and 2020. Each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on December 31, 2019. For purposes of reporting comparative stockholder returns per Item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, both the S&P MidCap 400 – Financials Index and the S&P MidCap 400 – Consumer Discretionary Index are used by the Company. Given that more than 50% of the Company’s earnings in 2023 were from consumer finance-related activities, the Company has elected to use the S&P MidCap 400 – Financials Index Returns as the peer group benchmark in this table. For informational purposes, the stockholder returns for the S&P MidCap 400 – Consumer Discretionary Index were $164.16, $132.09, $167.26 and $130.99 for 2023, 2022, 2021 and 2020, respectively.

(5)Non-GAAP financial measure. See detailed reconciliation of non-GAAP financial measures provided in Appendix A.

The following are the most important financial performance measures used by the Compensation Committee to link compensation actually paid to the Company’s NEOs with the Company’s performance. The role of each of these performance measures on the NEO compensation is further described in the “Compensation Discussion and Analysis” section above:
•Adjusted diluted earnings per share
•Adjusted net income
•Adjusted EBITDA
•Adjusted net revenue (gross profit)
•TSR relative to compensation peers

The following charts reflect that the CAP over the four-year period ended December 31, 2023 aligns to trends in the Company’s financial results over the same period:

CAP vs. Adjusted Diluted Earnings per Share
CAP ($ Millions)
Adjusted Diluted EPS ($ Per Share)
$20
$15
$10
$5
$0
$8.00
$6.00
$4.00
$2.00
$0.00
$3.01
$3.94
$5.19
$6.06
$3.9
$1.4
$7.2
$2.0
$15.1
$3.8
$19.9
$4.7
2020
2021
2022
2023
CEO CAP
Avg. Non-CEO NEO CAP
Adjusted Diluted EPS (1)

(1)Non-GAAP financial measure. See detailed reconciliation of non-GAAP financial measures provided in Appendix A.

CAP vs. Net Income
$20
$15
$10
$5
$0
CAP
($ Millions)
$300
$225
$150
$75
$0
Net Income
($ Millions)
$107
$125
$253
$219
$3.9
$1.4
$7.2
$2.0
$15.1
$3.8
$19.9
$4.7
2020
2021
2022
2023
CEO CAP
Avg. Non-CEO NEO CAP
Net Income

CAP vs. TSR
CAP ($ Millions)
TSR ($ Per Share)
$20
$15
$10
$5
$0
$200
$150
$100
$50
$0
2020
2021
2022
2023
$3.9
$1.4
$7.2
$2.0
$15.1
$3.8
$19.9
$4.7
$130.99
$98.31
$88.27
$167.26
$130.71
$95.77
$132.09
$126.16
$113.04
$164.16
$142.93
$136.31
CEO CAP
Avg. Non-CEO NEO CAP
FirstCash Holdings, Inc.
S&P MidCap 400 - Financials Index
S&P MidCap 400 - Consumer Discretionary Index

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. The only retirement plan available to the NEOs is the Company’s qualified 401(k) savings plan, which is generally available to all full-time U.S.-based employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution or other nonqualified deferred compensation plans for its employees or directors.

Employment Agreements and Change-in-Control Provisions

The Company and the Compensation Committee believe employment agreements are necessary in order to attract and retain key senior executives and, accordingly, the Company has entered into employment agreements with certain current NEOs. The Compensation Committee believes the employment agreements (and the change-in-control provisions included therein) entered into with the NEOs were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The Compensation Committee believes that the change-in-control provisions are necessary in order to retain and maintain stability among the executive group and that the terms of the change-in-control provisions are reasonable based on its review of the change-in-control provisions for similarly situated peer group companies. The change-in-control provisions in the employment agreements for certain NEOs provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to ensure compensation policies are established consistent with the Company’s strategic business objectives and to provide incentives for the attainment of those objectives. This is effected through the establishment and maintenance of a compensation program that includes salary, annual and long-term incentive compensation and stock ownership.

The Company did not enter into any new or amended employment agreements in 2023.

Summary of Existing Employment Agreements

CEO, COO, CFO and AFF President Employment Agreements

In February 2022, the Company entered into new employment agreements with Messrs. Wessel, Stuart, Orr and Hambleton, the Company’s CEO, COO, CFO and AFF president, respectively.

The employment agreements provided for annual salaries, to be effective as of January 1, 2022, in the following amounts: $1,258,600 for Mr. Wessel, $776,620 for Mr. Stuart, $723,060 for Mr. Orr and $600,000 for Mr. Hambleton, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual incentive based on the satisfaction of performance criteria established by the Compensation Committee for each year during the term of the agreement, with a target incentive opportunity equal to not less than a specified percentage of the executive’s then current salary (150% in the case of Mr. Wessel; 125% in the case of Messrs. Stuart, Orr and Hambleton). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to 50% (or 200%, if such termination occurs within twelve months following a change in control of the Company) of the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual bonuses earned by the executive for each of the three fiscal years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the COBRA subsidy. In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual bonus for the year in which the termination occurs and accelerated vesting and full payout under all of his outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the

Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 24.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 36 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Other NEO Employment Agreements

In July 2018, the Company entered into an employment agreement with Mr. Ramos, the Company’s SVP – Latin American Operations. The initial term of the employment agreement ran through December 31, 2021. Per the automatic renewal provision provided in the agreement, effective December 31, 2023 Mr. Ramos' agreement was automatically extended through December 31, 2024. The employment agreement provided for annual salaries, to be effective as of January 1, 2019, in the amount of $420,000 for Mr. Ramos, subject to annual review and increases in the discretion of the Compensation Committee. Mr. Ramos is eligible to earn an annual cash bonus based on the breadth of his expertise and responsibility and the achievement of certain financial or strategic results, as determined by the Compensation Committee, for each year during the term of the agreement, with a target cash bonus opportunity equal to not less than a specified percentage of the executive’s then-current salary (50% for Mr. Ramos). In addition, the executive is eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreement provides that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to 75% (or 150%, if such termination occurs within twelve months following a change in control of the Company) of the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three fiscal years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the COBRA subsidy. In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to Mr. Ramos, in lieu of the COBRA subsidy, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 18.

The employment agreement prohibits Mr. Ramos from competing with the Company during the employment term and for a period of 24 months following termination of employment. Mr. Ramos would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Potential Payments Upon Termination or a Change in Control

The employment agreements provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change in control of the Company followed by termination of employment. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. The following table summarizes the value of the severance payments and other benefits that each of the NEOs would receive if employment was terminated on December 31, 2023 under the circumstances shown. The amounts shown in the table do not include accrued but unpaid salary, earned annual incentives for 2023, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under the Company’s 401(k) plan, and death or disability benefits under the Company’s generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason $	Termination without Cause or Resignation for Good Reason $	Retirement $ (4)	Death $	Long-Term Disability $	Termination without Cause or Resignation for Good Reason in Connection with a Change-in-Control $
Wessel
Cash severance (1)	—	2,254,334	—	—	—	9,017,337
Benefits continuation	—	32,224	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	42,966
Value of unvested equity awards (2)	—	—	4,965,671	11,408,806	11,408,806	11,408,806
Total	—	2,286,558	4,965,671	11,408,806	11,408,806	20,469,109

Stuart
Cash severance (1)	—	1,078,694	—	—	—	4,314,774
Benefits continuation	—	49,556	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	66,075
Value of unvested equity awards (2)	—	—	—	4,067,407	4,067,407	4,067,407
Total	—	1,128,250	—	4,067,407	4,067,407	8,448,256

Orr
Cash severance (1)	—	1,004,301	—	—	—	4,017,203
Benefits continuation	—	24,530	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	32,706
Value of unvested equity awards (2)	—	—	451,191	3,848,640	3,848,640	3,848,640
Total	—	1,028,831	451,191	3,848,640	3,848,640	7,898,549

Hambleton
Cash severance (1)	—	774,094	—	—	—	3,096,375
Benefits continuation	—	49,556	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	66,075
Value of unvested equity awards (2)	—	—	—	1,866,909	1,866,909	1,866,909
Total	—	823,650	—	1,866,909	1,866,909	5,029,359

Ramos
Cash severance (3)	—	950,000	—	—	—	1,900,000
Benefits continuation	—	21,483	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	32,224
Value of unvested equity awards	—	—	—	1,279,002	1,279,002	1,279,002
Total	—	971,483	—	1,279,002	1,279,002	3,211,226

(1)Per employment agreement, cash severance is equal to 50% (or 200%, if such termination occurs within twelve months following a change in control of the Company) of the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three fiscal years immediately preceding the year in which the termination occurs.

(2)Value of unvested equity awards is equal to the number of restricted stock awards that would vest under the circumstances shown times the December 31, 2023 stock price.

(3)Per employment agreement, cash severance is equal to 75% (or 150%, if such termination occurs within twelve months following a change in control of the Company) of the sum of (i) Mr. Ramos’ salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by Mr. Ramos for each of the three fiscal years immediately preceding the year in which the termination occurs.

(4)Eligibility for “Retirement” award based upon grantee attaining age 62 with at least 15 years of service with the Company or its Affiliates (including predecessor companies acquired by the Company or its Affiliates). Performance-based equity awards that vest upon retirement are based on actual achievement of the respective performance measures through the end of the performance periods (prorated through the date of retirement) and are therefore not known as of December 31, 2023. For purposes of calculating the value of unvested equity awards upon retirement, the Company assumed achievement of the performance measures at target for grants with performance periods ending after December 31, 2023.

CEO Pay Ratio

The Company seeks to establish fair and competitive employee compensation programs in each local market within its international operations in order to effectively attract, retain and motivate its talented workforce.

For 2023, the ratio of the CEO’s total compensation to the Company’s median employee’s total compensation was 1,122 to 1. To calculate this ratio, the Company identified its median employee, as of December 31, 2023, based on employees’ gross earnings, which generally included salary and wages (regular, hourly and overtime), commissions and bonuses, and applied an average exchange rate, as of December 31, 2023, to convert all Latin American compensation into U.S. dollars. Compensation was annualized for full-time and part-time employees who worked less than a full year, but compensation for part-time employees was not converted into a full-time equivalent. The median employee identified was a full-time store employee located in Latin America, where employee wages are significantly lower than wages in the U.S. The median employee’s total compensation for 2023 was $10,921, as compared to the CEO’s total 2023 compensation of $12,256,895, as determined in accordance with Item 402(c)(2)(x) of Regulation S-K.

The Company’s estimated pay ratio is influenced by a number of factors, including the geographic distribution of its employees, the mix of hourly vs. salaried employees included in its employee population and compensation trends within its specific industry. As a result of these and other variables, the Company does not believe comparisons to the pay ratios of other companies are likely to be meaningful.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal).

At the 2023 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation, and approximately 97% of the shares present and entitled to vote were cast to support the compensation of the Company’s NEOs.

The Board is seeking the advisory vote of stockholders on the compensation of the NEOs as disclosed in this Proxy Statement. This say-on-pay proposal gives the Company’s stockholders the opportunity to express their views on the NEOs’ compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation of the NEOs.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives and closely align the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to carefully review the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation and cast a vote to approve the compensation of the Company’s NEOs through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee or the Board of Directors will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

At the 2023 Annual Meeting of Stockholders, the Company’s stockholders selected, on a non-binding, advisory basis, an annual vote on the frequency at which the Company should include a say-on-pay proposal in its proxy statement for stockholder consideration. In light of this result and other factors, the Board of Directors determined that the Company will hold say-on-pay votes every year until the next required non-binding, advisory vote on the frequency of such votes, which is required to be held no later than the Company’s 2029 Annual Meeting of Stockholders.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the NEOs for 2023.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

HOUSEHOLDING OF PROXY MATERIALS

The Company has adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. You may revoke your consent to householding at any time by contacting your broker or bank if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling (866) 540-7095 if you are a stockholder of record. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please direct your oral or written request to the Corporate Secretary at (817) 335-1100 or 1600 West 7th Street, Fort Worth, Texas 76102, respectively, and the Company will promptly deliver a separate copy.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders and to be considered must be received by the Company no later than December 27, 2024 for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting, and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s Proxy Statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than ninety (90) days (January 26, 2025) nor more than one hundred twenty (120) days (December 27, 2024) prior to the anniversary date of the filing of this year’s proxy statement with the SEC, provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than sixty (60) days from the anniversary of the previous year’s annual meeting, a notice of nominations of directors or any other action to be received by the Company must be so received no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

In addition to satisfying the deadlines under the advance notice provisions of the Company’s bylaws described above, a stockholder who intends to solicit proxies pursuant to SEC Rule 14a-19 in support of nominees submitted under the advance notice provisions of the Company’s bylaws must provide notice to the Secretary of the Company regarding such intent no later than April 13, 2025.

By Order of the Board of Directors,

R. Douglas Orr
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Fort Worth, Texas
April 26, 2024

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FirstCash Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY
FIRSTCASH HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 12, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTCASH HOLDINGS, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of FirstCash Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of FirstCash Holdings, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102 on Wednesday, June 12, 2024 at 10:00 a.m. CDT, and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choices specified; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
	Nominees:	For	Withhold	Abstain
1a.	Rick L. Wessel	☐	☐	☐
1b.	James H. Graves	☐	☐	☐
1c.	Douglas R. Rippel	☐	☐	☐
		For	Against	Abstain
2.	Ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2024.	☐	☐	☐

3.	Approve, by non-binding vote, the compensation of named executive officers as described in the Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

APPENDIX A

Non-GAAP Financial Information

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and adjusted retail POS payment solutions segment metrics as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S.-dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

In conjunction with the Merger in 2016, the Company recorded certain lease intangibles related to above- or below-market lease liabilities of Cash America, which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share, calculated in accordance with GAAP, to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (unaudited, in thousands, except per share amounts):

	Year Ended December 31,
	2023		2022		2021		2020
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$219,301	$4.80	$253,495	$5.36	$124,909	$3.04	$106,579	$2.56
Adjustments, net of tax:
Merger and acquisition expenses	6,089	0.13	2,878	0.06	11,872	0.29	991	0.02
Non-cash foreign currency (gain) loss related to lease liability	(1,778)	(0.04)	(930)	(0.02)	451	0.01	874	0.02
AFF purchase accounting and other adjustments	54,341	1.19	82,432	1.74	37,278	0.91	—	—
Gain on revaluation of contingent acquisition consideration	—	—	(90,035)	(1.91)	(13,761)	(0.33)	—	—
Other expenses (income), net	(1,079)	(0.02)	(2,103)	(0.04)	730	0.02	6,979	0.17
Loss on extinguishment of debt	—	—	—	—	—	—	9,037	0.22
Accrual of pre-merger Cash America income tax liability	—	—	—	—	—	—	693	0.02
Adjusted net income and diluted earnings per share	$276,874	$6.06	$245,737	$5.19	$161,479	$3.94	$125,153	$3.01

EBITDA and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (unaudited, in thousands):

	Year Ended December 31,
	2023	2022	2021	2020
Net income	$219,301	$253,495	$124,909	$106,579
Income taxes	73,548	70,138	41,593	37,120
Depreciation and amortization	109,161	103,832	45,906	42,105
Interest expense	93,243	70,708	32,386	29,344
Interest income	(1,469)	(1,313)	(696)	(1,540)
EBITDA	493,784	496,860	244,098	213,608
Adjustments:
Merger and acquisition expenses	7,922	3,739	15,449	1,316
Non-cash foreign currency (gain) loss related to lease liability	(2,540)	(1,329)	644	1,249
AFF purchase accounting adjustments (1)	13,968	50,354	46,362	—
Gain on revaluation of contingent acquisition consideration	—	(109,549)	(17,871)	—
Other expenses (income), net	(1,402)	(2,731)	949	9,064
Loss on extinguishment of debt	—	—	—	11,737
Adjusted EBITDA	$511,732	$437,344	$289,631	$236,974

(1)Excludes $56.6 million, $56.7 million and $2.1 million of amortization expense related to identifiable intangible assets as a result of the AFF Acquisition for 2023, 2022 and 2021, respectively, which is already included in the add-back of depreciation and amortization to net income used to calculate EBITDA.

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics, adjusted to exclude the impacts of purchase accounting, provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance.

Additionally, the following table provides reconciliations of total revenue and total net revenue, presented in accordance with GAAP, to adjusted total revenue and adjusted net revenue, which exclude the impacts of purchase accounting (in thousands):

	Year Ended December 31,
	2023	2022	2021	2020
Total revenue, as reported	$3,151,796	$2,728,942	$1,698,965	$1,631,284
AFF purchase accounting and other adjustments (1) (2)	—	42,657	1,708	—
Adjusted total revenue	$3,151,796	$2,771,599	$1,700,673	$1,631,284

Total net revenue, as reported	$1,507,239	$1,264,586	$919,152	$911,139
AFF purchase accounting and other adjustments (1) (2)	—	50,354	46,362	—
Adjusted total net revenue	$1,507,239	$1,314,940	$965,514	$911,139

(1)As a result of purchase accounting, AFF’s as reported amounts for 2022 and 2021 contain significant fair value adjustments. The adjusted amounts for 2022 and 2021 exclude these fair value purchase accounting adjustments.

(2)See tables below for further detail.

The following table presents segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the year ended December 31, 2022 (in thousands). Operating expenses include salary and benefit expenses of certain operations-focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF.

	Year Ended December 31, 2022
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$622,163	$—	$622,163
Interest and fees on finance receivables	181,280	42,657	223,937
Total revenue	803,443	42,657	846,100

Cost of revenue:
Depreciation of leased merchandise	354,104	(7,697)	346,407
Provision for lease losses	140,118	—	140,118
Provision for loan losses	118,502	—	118,502
Total cost of revenue	612,724	(7,697)	605,027

Net revenue	190,719	50,354	241,073

Segment expenses:
Operating expenses	128,616	—	128,616
Depreciation and amortization	2,912	—	2,912
Total segment expenses	131,528	—	131,528

Segment pre-tax operating income	$59,191	$50,354	$109,545

The following table presents segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the period from December 17, 2021 through December 31, 2021 (in thousands).

	December 17, 2021 - December 31, 2021
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$22,720	$—	$22,720
Interest and fees on finance receivables	9,024	1,708	10,732
Total revenue	31,744	1,708	33,452

Cost of revenue:
Depreciation of leased merchandise	12,826	(404)	12,422
Provision for lease losses	5,442	—	5,442
Provision for loan losses (1)	48,952	(44,250)	4,702
Total cost of revenue	67,220	(44,654)	22,566

Net revenue (loss)	(35,476)	46,362	10,886

Segment expenses:
Operating expenses	4,917	—	4,917
Depreciation and amortization	122	—	122
Total segment expenses	5,039	—	5,039

Segment pre-tax operating income (loss)	$(40,515)	$46,362	$5,847

(1)As reported provision for loan losses includes the establishment of the initial allowance for expected lifetime credit losses for acquired finance receivables not considered purchased credit deteriorated, which is recorded as an expense in the provision for loan losses.